UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Hormel Foods Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

HORMEL FOODS CORPORATION

AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held in the Richard L. Knowlton Auditorium of the Austin High School, 300 NW 4th Street, Austin, Minnesota, on Monday, January 31, 2011, at  8:00 p.m. Central Standard Time.  The items of business are:

1.                                       Elect a board of 12 directors for the ensuing year;

2.                                       Vote on a proposal to amend the Company’s Restated Certificate of Incorporation to increase the authorized Common Stock from 400 million to 800 million shares and to reduce the par value from $.0586 to $.0293 per share, in order to effect a two-for-one split of the Company’s Common Stock, to increase the authorized Nonvoting Common Stock from 200 million to 400 million shares, and to increase the authorized Preferred Stock from 80 million to 160 million shares;

3.                                       Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 30, 2011;

4.                                       Vote on a non-binding resolution to approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 annual meeting proxy statement;

5.                                       Vote on a non-binding resolution to determine the frequency (whether annual, biennial or triennial) with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation; and

6.                                       Such other matters as may properly come before the meeting.

The Board of Directors has fixed December 3, 2010, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

BRIAN D. JOHNSON
Corporate Secretary

December 21, 2010

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on January 31, 2011

The Proxy Statement and Annual Report to Stockholders
are available at www.proxyvote.com

Page

GENERAL INFORMATION	1

MEETING ADMISSION	2

CONDUCT OF MEETING	2

ITEM 1 – ELECTION OF DIRECTORS	2

DIRECTOR NOMINEES	4

CORPORATE GOVERNANCE	5

Corporate Governance Guidelines	5
Board Leadership Structure	6
Code of Ethical Business Conduct	6
Stock Ownership Guidelines	6
Board Independence	7
Board of Director and Committee Meetings	7
Board Role in Risk Oversight	9
Policy Regarding Attendance at Annual Meetings	9
Board Communication	9

COMPENSATION OF DIRECTORS	9

ITEM 2 – PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND REDUCE THE PAR VALUE TO EFFECT A STOCK SPLIT, AND TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF NONVOTING COMMON STOCK AND PREFERRED STOCK	12

AUDIT COMMITTEE REPORT AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES	13

Audit Committee Report	13
Independent Registered Public Accounting Firm Fees	14
Audit Committee Preapproval Policies and Procedures	14

ITEM 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	14

SECURITY OWNERSHIP OF MANAGEMENT	15

EXECUTIVE COMPENSATION	16

COMPENSATION COMMITTEE REPORT	16

COMPENSATION DISCUSSION AND ANALYSIS	16

Compensation Overview	16
Executive Compensation Programs	17
Base Salary	17
Operators’ Share Incentive Compensation Plan	17
Annual Incentive Program	18

i

ii

PROXY STATEMENT

HORMEL FOODS CORPORATION
(CUSIP No. 440452100)
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912

The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation (“Company”) for use at the Annual Meeting of Stockholders to be held on January 31, 2011.  This proxy statement and form of proxy are first being mailed to stockholders on or about December 21, 2010.

GENERAL INFORMATION

Voting Securities -   The Company had 133,124,485 shares of common stock outstanding as of December 3, 2010.  Each share of stock is entitled to one vote.  There is no cumulative voting.  The Company has no other class of shares outstanding.  Only stockholders of record at the close of business as of December 3, 2010 are entitled to vote at the meeting.

Voting Your Proxy -   Whether or not you plan to attend the meeting, we encourage you to grant a proxy to vote your shares.  Follow the instructions on your proxy card or electronic delivery notice to cast your vote via the Internet or telephone.  If you received a proxy card, you may vote your shares by completing the card with your vote, signature and date, and returning it by mail in the envelope provided.

If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as follows:

“FOR:”

•      Election to the Board of the 12 director nominees named in this proxy statement;

•      Adoption of the amendment of the Company’s Restated Certificate of Incorporation to increase the authorized Common Stock from 400 million to 800 million shares and to reduce the par value from $.0586 to $.0293 per share, in order to effect a two-for-one split of the Company’s Common Stock, to increase the authorized Nonvoting Common Stock from 200 million to 400 million shares, and to increase the authorized Preferred Stock from 80 million to 160 million shares;

•      Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the next fiscal year;

•      Approval of the non-binding resolution to approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 annual meeting proxy statement; and

•      Approval of a biennial frequency (i.e., every two years) for which stockholders of the Company shall be entitled to have an advisory vote on executive compensation.

The persons appointed as proxies will vote in their discretion on other matters as may properly come before the meeting and which the Company did not know of prior to October 28, 2010.

Revoking Your Proxy -   You may revoke your proxy at any time before it is exercised by contacting the Corporate Secretary.

Expenses -   The expenses of soliciting proxies will be paid by the Company. Proxies may be solicited at Company expense personally, or by mail, telephone or electronic communication, by directors, officers and other employees.  Such persons will not receive additional compensation.  The Company will reimburse banks, brokerage firms and other nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.  Your cooperation in promptly granting a proxy to vote your shares will help to avoid additional expense.

Quorum -   A majority of the outstanding shares will constitute a quorum at the meeting. If a stockholder holds shares in “street name” and does not provide voting instructions to the holder of the account regarding non-discretionary matters, such shares are considered “broker nonvotes.”   “Street name” means the shares are held in a stock brokerage account or by a bank, trust or other institution.  Broker nonvotes and abstentions are counted for purposes of determining the presence of a quorum for the transaction of business.  Shares represented by abstentions are counted in the same manner as shares submitted with a

“withheld” or “no” vote in tabulating the votes cast. Shares represented by broker nonvotes are not considered entitled to vote and thus are not counted for purposes of determining whether a proposal has been approved.  Under current New York Stock Exchange (“NYSE”) rules, uninstructed brokers would have discretionary voting power for ratification of Ernst & Young LLP as independent registered public accounting firm (Item #3).  Uninstructed brokers would not have discretionary voting power for the election of directors (Item #1), approval of the amendment of the Company’s Restated Certificate of Incorporation (Item #2), the advisory vote on executive compensation (Item #4), and the advisory vote on the frequency for which stockholders of the Company shall be entitled to have an advisory vote on executive compensation (Item #5).

MEETING ADMISSION

The following persons will be admitted to the Annual Meeting of Stockholders to be held on January 31, 2011:

•      Stockholders of record at the close of business on December 3, 2010, and their immediate family members;

•      Individuals holding written proxies executed by stockholders of record at the close of business on December 3, 2010;

•      Stockholders who provide a letter or account statement from their broker, bank or other nominee showing that they owned stock held in the name of the broker, bank or other nominee at the close of business on December 3, 2010, and their immediate family members;

•      Stockholders by virtue of stock held in the Company’s Employee Stock Purchase Plan;

•      Other individuals with the approval of the Corporate Secretary; and

•      One authorized representative of stockholders that are corporations or other entities. Additional authorized representatives may be admitted with the approval of the Corporate Secretary.

If you are not able to attend, we will have video of the meeting available on the Internet after February 1, 2011.  To view this video, follow these instructions:

1.             Log on to the Hormel Foods Web site homepage at www.hormelfoods.com through your Internet connection;

2.             Place your mouse cursor over the word “Investors,” click on “Multimedia” from the drop-down menu that appears, and then click on “2011 Annual Meeting”; and

3.             Choose a format to view the broadcast.

CONDUCT OF MEETING

The Chairman will preside over the Annual Meeting of Stockholders pursuant to the Bylaws and by action of the Board of Directors. The Chairman has broad authority to ensure the orderly conduct of the meeting.  This includes discretion to recognize stockholders or proxies who wish to speak, and to determine the extent of discussion on each item of business. Rules governing the conduct of the meeting will be distributed at the meeting along with the agenda.  The Chairman may also rely on applicable law regarding disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders.

ITEM 1 – ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director -  The Governance Committee is responsible for establishing procedures to identify and review the qualifications of all nominees for Board membership.  The Committee considers recommendations of director candidates made by current directors, senior management, and the Company’s stockholders.  The Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources.  The Committee may engage an independent search firm to assist the Committee in identifying and evaluating potential director nominees to fill vacancies on the Board.

Stockholders wishing to make a recommendation may do so by contacting the Governance Committee, c/o Brian D. Johnson, Corporate Secretary, at 1 Hormel Place, Austin, Minnesota 55912.  Stockholders should send:

1.     Name of the candidate and the candidate’s business and residence addresses;

2.     A resume or biographical sketch of the candidate, which includes the candidate’s principal occupation or employment;

3.     A document(s) evidencing the number of shares of Company stock currently held by the candidate and the candidate’s willingness to serve as a director if elected; and

4.     A signed statement as to the submitting stockholder’s current status as a stockholder, which includes the stockholder’s address and the number of shares of Company stock currently held.

The Committee’s procedures include making a preliminary assessment of each proposed nominee.  Such assessment is based upon the resume and biographical information, an indication of the individual’s willingness to serve, and business experience and leadership skills.  This information is evaluated against the criteria set forth below and the Company’s specific needs at that time.  Based upon a preliminary assessment of the candidates, those who appear best suited to meet the Company’s needs may be invited to participate in interviews, which are used to further evaluate candidates.  On the basis of information learned during this process, the Committee determines which nominees to recommend to the Board.

Director Qualifications –The Governance Committee determines the selection criteria of director nominees based upon the Company’s needs at the time nominees are considered.  In evaluating director candidates, the Committee will consider a candidate’s:

•      Intellect;

•      Integrity;

•      Broad-based experience at the policy-making level in business, government, education or the public interest;

•      Analytical ability;

•      Ability to qualify as an independent director;

•      Ability and willingness to devote time and energy to effectively carry out all Board responsibilities; and

•      Unique qualifications, skills and experience.

The Committee reviews past performance on the Board for directors seeking reelection.  The Board’s annual self-evaluation process assists the Committee in this review.

The Committee considers the diversity of director candidates and seeks to enhance the overall diversity of the Board.  Each candidate’s diversity in terms of race, gender, national origin and other personal characteristics is considered. The Committee also assesses each candidate’s contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications. While the Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy.

The Committee recommends director nominees to the Board to submit for election at the next Annual Meeting of Stockholders. The Board selects director nominees based on its assessment and consideration of various factors.  These factors include the current Board profile, the long-term interests of stockholders, the needs of the Company, and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board.

Our Nominees for Director –  Each of our director nominees is well qualified under the criteria described above.  As employees of the Company, Mr. Ettinger and Ms. Feragen do not qualify as independent directors.  Each director nominee brings a variety of qualifications, skills, attributes and experience to the Board of Directors.

A common trait among our director nominees is executive leadership experience with a large company or organization. Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning.  Other advantages of an executive leadership background include experience with policy making, risk management and corporate governance matters.

Another common characteristic of our director nominees is each has prior service on our Board.  Each director nominee has a demonstrated record of regular attendance, advance preparation and active participation in Board and Board committee meetings. Through prior service on the Board committees, our director nominees have demonstrated and further developed expertise relating to the duties assigned to the Board committees.

The biographical information below identifies and highlights additional qualifications, skills, attributes and experience each director nominee brings to the Board.

The Board of Directors recommends a vote FOR each of the 12 director nominees listed below.  The persons named as proxies will vote FOR the election of these 12 nominees to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise.  If any of such nominees become unavailable for any reason, it is intended that the proxies will vote for the election of such substitute persons as may be designated by the Board of Directors. Directors are elected by a plurality of the votes cast.  The 12 candidates receiving the highest number of votes will be elected.

DIRECTOR NOMINEES

TERRELL K. CREWS, age 55, director since 2007.  Mr. Crews retired from Monsanto Company, an agricultural company, in November 2009.  He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company, from September 2007 to November 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007.  Mr. Crews is a member of the Board of Directors of Smurfit-Stone Container Corporation, Creve Coeur, Missouri, and the Board of Trustees of Freed-Hardeman University, Henderson, Tennessee.  Mr. Crews brings extensive expertise in finance and related functions to the Board, as well as significant knowledge of corporate development, agri-business and international operations.

JEFFREY M. ETTINGER, age 52, director since 2004. Mr. Ettinger is Chairman, President and Chief Executive Officer of the Company, serving in that capacity since November 2006.  He was President and Chief Executive Officer from January 1 to November 2006, and President and Chief Operating Officer from 2004 to 2006.  Mr. Ettinger is a member of the Board of Directors of The Toro Company, Bloomington, Minnesota, Grocery Manufacturers of America, Washington, D.C., American Meat Institute, Washington, D.C., Minnesota Business Partnership, Minneapolis, Minnesota, Austin Medical Center Foundation, Austin, Minnesota, and The Hormel Foundation, Austin, Minnesota.  In addition to his exemplary executive leadership of the Company, Mr. Ettinger brings practical finance, marketing and legal expertise to the Board, as well as a deep knowledge of the Company and food industry developed during his 21-year tenure with the Company.

JODY H. FERAGEN, age 54, director since 2007. Ms. Feragen is Executive Vice President and Chief Financial Officer of the Company.  She was elected to that position in November 2010, and was Senior Vice President and Chief Financial Officer from January 2007 to November 2010, and Vice President of Finance and Treasurer from 2005 to 2007.  Ms. Feragen is a member of the Board of Directors of the University of North Dakota Foundation, Grand Forks, North Dakota.  Ms. Feragen brings to the Board in-depth expertise in finance and related functions developed during her over 25-year finance career, as well as knowledge of the Company and food industry.

SUSAN I. MARVIN, age 55, director since 2002.  Ms. Marvin is President, Marvin Windows and Doors, a position she has held since October 1995.  She is a member of the Board of Directors of The Marvin Companies, Warroad, Minnesota, Board of Trustees of the University of Minnesota Foundation, Minneapolis, Minnesota, and St. Thomas College of Business Advisory Board of Governors, St. Paul, Minnesota.  Ms. Marvin brings to the Board in-depth expertise on leadership and operations of a large Minnesota-based company and consumer product marketing.

JOHN L. MORRISON, age 65, director since 2003. Mr. Morrison has served as Managing Director, Goldner Hawn Johnson & Morrison Incorporated, a private equity investment firm, since 1989 and Chairman, Callanish Capital Partners, a private hedge fund, since 2001.  He was Executive Vice President of Pillsbury and Chairman of the U.S. Consumer Foods Group from 1987 to 1989, and President of Pillsbury’s International Group from 1981 to 1987.  Mr. Morrison was a member of the President’s Foreign Intelligence Advisory Board, Washington, D.C., from 2006 to 2009.  He is a member of the Board of Directors of Andersen Corporation, St. Paul, Minnesota.  Mr. Morrison brings extensive expertise in finance, corporate development, and international business, as well as deep food industry knowledge, to the Board.

ELSA A. MURANO, Ph.D., age 51, director since 2006.  Dr. Murano is Professor of Nutrition & Food Science and President Emerita of Texas A&M University.  She has held that position since June 2009, and was President of Texas A&M University from December 2007 to June 2009, and Texas A&M University Vice Chancellor and Dean of Agriculture, Director of the Texas Agricultural Experiment Station, from 2005 to December 2007.  Dr. Murano was Undersecretary for Food Safety, U.S. Department of Agriculture from 2001 to 2004.  Dr. Murano brings preeminent food safety expertise and significant experience in agri-business and regulatory affairs to the Board.

ROBERT C. NAKASONE, age 62, director since 2006. Mr. Nakasone has been Chief Executive Officer, NAK Enterprises, LLC, an investment and consulting company, since 2000.  He was Chief Executive Officer, Toys “R” Us, Inc. from 1998 to 1999, President and Chief Operating Officer from 1994 to 1997, Vice Chairman from 1989 to 1993, and President U.S. Toy Stores from 1985 to 1988.  Prior to 1985, Mr. Nakasone served in multiple senior executive capacities with the Jewel Companies, Inc., including Group Vice President and General Manager of the Jewel Food Stores Midwest Region.  He is a member of the Board of Directors of Staples, Inc., Framingham, Massachusetts, and served on the Board of Directors of eFunds Corporation from 2003 until the sale of the company to Fidelity National Information Services, Inc. in 2007.  Mr. Nakasone is also a member of the Board of Trustees of Claremont McKenna College, Claremont, California, and Cottage Health System, Santa Barbara, California.  Mr. Nakasone brings extensive expertise in retail food product marketing and international business development to the Board, as well as experience as the Chief Executive Officer of a large publicly held company.

SUSAN K. NESTEGARD, age 50, director since 2009. Ms. Nestegard is President, Global Healthcare Sector, Ecolab Inc.  She assumed that position in February, 2010, and was Executive Vice President, Global Healthcare Sector, from April 2008 to January 2010, Senior Vice President, Research, Development and Engineering, and Chief Technical Officer, from December 2004 to March 2008.  Ms. Nestegard also has over 20 years experience with 3M Company in product development, research and development, and business unit management.  Ms. Nestegard brings significant expertise in food safety, research and development, foodservice, and international business to the Board.

RONALD D. PEARSON, age 70, director since 2007. Mr. Pearson is Chairman Emeritus of Hy-Vee, Inc., a retail grocery company.  He has held that position since 2006, and was Chairman of the Board, President and Chief Executive Officer of Hy-Vee, Inc. from 1989 to 2006.  Mr. Pearson is a member of the Board of Directors of Hy-Vee, Inc., West Des Moines, Iowa, Hy-Vee Weitz Construction, L.C., West Des Moines, Iowa, and Food Marketing Institute, Washington, D.C.  Through his long-term executive leadership of a large retail grocery company, Mr. Pearson brings broad food product marketing expertise and knowledge of the retail food industry to the Board.

DAKOTA A. PIPPINS, age 62, director since 2001. Mr. Pippins has been President and Chief Executive Officer, Pippins Strategies, LLC, a marketing consulting company, since 2003.  He served as Director of Urban Think Tank and Director of Planning for the Vigilante Division of Leo Burnett, USA, an advertising agency, from 1998 to 2003, Director of Management Institute at New York University from 1990 to 1995, and has been an Adjunct Associate Professor at New York University since 1990.  Mr. Pippins brings to the Board in-depth expertise on consumer product marketing and corporate sustainability, developed both through professional work experience and academia.

HUGH C. SMITH, M.D., age 71, director since 2006. Dr. Smith is Professor of Medicine, Mayo Clinic College of Medicine, and Consultant in the Cardiovascular Division at Mayo Clinic, positions he has held since 1972.  Dr. Smith was Chief Executive Officer, Mayo Clinic-Rochester from 1999 to 2006, Vice President, Mayo Foundation from 2002 to 2005, Member of the Board of Trustees, Mayo Clinic from 1999 to 2005, and Chair, Rochester Board of Governors, Mayo Clinic from 1999 to 2005.  He is a member of the Board of Directors of Dartmouth Hitchcock Medical Center, Lebanon, New Hampshire, Blue Cross Blue Shield Minnesota, Eagan, Minnesota, and HMN Financial, Inc., Rochester, Minnesota. Through his executive leadership experience with a large Minnesota-based health care institution, Dr. Smith brings extensive public policy and corporate governance expertise to the Board.

JOHN G. TURNER, age 71, director since 2000.  Mr. Turner has been Chairman, Hillcrest Capital Partners, a private equity investor, since 2002.  He was Vice Chairman of ING Americas from 2000 to 2002, and Chairman and Chief Executive Officer of ReliaStar Financial Corp., a financial services company, from 1993 to 2000.  Mr. Turner is a member of the Board of Directors of CNO Financial Group, Inc., Carmel, Indiana.  Mr. Turner brings extensive expertise in finance, corporate development, and risk management to the Board, as well as experience as the Chief Executive Officer of a large publicly held company.

No family relationship exists between any of the director nominees or executive officers of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines which include the following:

•              At all times a substantial majority of the Board will be independent, as that term is defined in relevant law and the NYSE listing standards;

•              Directors who (1) retire or change their principal employment, (2) reach retirement age of 72, or (3) take action that creates a conflict of interest with the Company, must submit a letter of resignation from the Board.  The Board may accept or reject a letter of resignation. It is the Board’s general policy that directors will not stand for reelection after reaching age 72;

•              The Board and Board committees will conduct annual self-evaluations;

•              Directors participate in an annual strategic planning retreat, which provides directors a detailed overview of the Company’s strategic business plans and an opportunity to access senior management of the Company;

•              All non-management directors will meet in executive session at least quarterly (the Board’s practice is to meet in executive session after each regularly scheduled meeting);

•              The Compensation Committee will evaluate the Chief Executive Officer’s performance annually. This evaluation is based in part on a self-evaluation by the Chief Executive Officer (“CEO”) which is reviewed by all the nonemployee directors. The annual evaluation will take into account the CEO’s performance measured against established goals. After the process has been completed, the Compensation Committee will set the CEO’s compensation and obtain the Board’s ratification of such compensation;

•              Directors will have full access to officers and employees of the Company; and

•              The Board and each committee have the power to hire independent legal, financial or other advisers, without consulting or obtaining the approval of any officer of the Company.

The Company’s Corporate Governance Guidelines may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”

Board Leadership Structure

The Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined. This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman.

Mr. Ettinger has served as both Chairman and CEO of the Company since November 2006.  The Board continues to believe there are important advantages to Mr. Ettinger serving in both roles at this time.  Mr. Ettinger is the director most familiar with our Company’s business and industry and best situated to propose the Board’s agendas and lead Board discussions on important matters.  Mr. Ettinger provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies.  Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders.

When the Chairman is not an independent director, the Board believes it may be useful and appropriate to designate a “Lead Director.”  The Governance Committee annually reviews use of the Lead Director position and duties of a Lead Director.  The Lead Director position is held by an independent director elected by the Board of Directors.  Luella G. Goldberg was elected the Lead Director on November 24, 2008 and served through the end of the Board meeting held November 23, 2009, when she retired from the Board.  John G. Turner was elected the Lead Director effective at the end of the Board meeting held November 23, 2009.  The duties of the Lead Director include the following:

•              Serve as a liaison between the Chairman and the non-management directors;

•              Serve as a liaison among the non-management directors;

•              Provide input to the Chairman on the preparation of Board meeting agendas, including content, sequence, and time allocations;

•              Have the authority to call meetings of the non-management directors, with advance notice of such meetings to be given to the Chairman;

•              Preside at meetings of the Board in the absence of the Chairman;

•              Preside at executive sessions of the non-management directors;

•              In conjunction with the Governance Committee, take an active role in the Board’s annual self-evaluation; and

•              In conjunction with the Compensation Committee, take an active role in the annual evaluation of the CEO.

The independent directors who chair the Company’s Audit, Compensation, Governance and Contingency Committees also provide leadership to the Board in their assigned areas of responsibility.   The Board believes the substantial majority of independent directors on the Board, use of a Lead Director, independent Committee chairs and executive sessions of the non-management directors safeguard the independent governance of the Board.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct that covers its directors, officers and employees.  This Code of Ethical Business Conduct may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”

Stock Ownership Guidelines

The Company’s officers and directors are subject to stock ownership guidelines.   Officers need to hold shares of Company stock with a value equal to their five-year average base salary times a multiple of 1.5 to 5, depending on position.  Directors need to hold shares of Company stock with a value equal to their five-year average annual retainer times a multiple of 4. For both officers and directors, the required stock ownership value is divided by the five-year average Company stock price, based on fiscal year end prices, to calculate the number of shares to be held.

The value of shares individually owned, held in Company benefit plans, and deferred in the Company’s deferred compensation plans are counted toward the guidelines.   Individual ownership of shares is determined under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).   Stock options and restricted shares are not counted toward the guidelines.

All officers and directors have a phase-in period to comply with the guidelines, with the initial compliance date being December 31, 2010.  Officers and directors have approximately five years from their initial election to comply with the guidelines.  Officers promoted to a level requiring higher stock ownership under the guidelines have five years to achieve compliance.

Board Independence

The Company’s Corporate Governance Guidelines require that a substantial majority of the Company’s directors be independent. The NYSE listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation and Governance Committees be comprised entirely of independent directors.  The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These Director Independence Standards are consistent with the NYSE listing standards. The Director Independence Standards are posted on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”  A director will be considered “independent” if he or she meets the requirements of the Director Independence Standards and the independence criteria in the NYSE listing standards.

The Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent:

Terrell K. Crews	Susan K. Nestegard
Susan I. Marvin	Ronald D. Pearson
John L. Morrison	Dakota A. Pippins
Elsa A. Murano	Hugh C. Smith
Robert C. Nakasone	John G. Turner
Luella G. Goldberg (retired November 23, 2009)

The Board of Directors also has determined that each of the Company’s Audit, Compensation, Governance and Contingency Committees is composed solely of independent directors.  In making the independence determinations, the Board reviewed all of the directors’ relationships with the Company.  This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.  In making the independence determination for Ms. Nestegard, President, Global Healthcare Sector of Ecolab Inc., the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Ecolab Inc., a supplier of the Company.  The Board determined that this relationship was not material and did not impair Ms. Nestegard’s independence.  In making the independence determination for Mr. Pearson, Chairman Emeritus of Hy-Vee, Inc., the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Hy-Vee, Inc., a customer of the Company.  The Board determined that this relationship was not material and did not impair Mr. Pearson’s independence.

Board of Director and Committee Meetings

Board of Directors and Committees -   The Board of Directors conducts its business through meetings of the Board and its committees.  The Board held six regularly scheduled meetings, and one special meeting, during fiscal 2010.  Each director attended at least 83% of the total meetings during the fiscal year of the Board and Board committees on which he or she served.  The Lead Director presides at executive sessions of the nonmanagement directors.

The Board of Directors has established the following Board committees: Audit, Compensation, Governance, and Contingency. The table below shows membership and meeting information for each committee for fiscal 2010.

Name	Audit Committee	Compensation Committee	Governance Committee(1)	Contingency Committee(1)
Terrell K. Crews	X*	X		X
Susan I. Marvin		X	X	X
John L. Morrison	X	X*		X
Elsa A. Murano	X			X
Robert C. Nakasone		X	X	X
Susan K. Nestegard	X			X
Ronald D. Pearson	X			X
Dakota A. Pippins			X*	X
Hugh C. Smith		X	X	X
John G. Turner		X	X	X*
Total Meetings in Fiscal 2010	11	5	4	0

*  Committee Chair

(1)                                 Luella G. Goldberg served on the Governance and Contingency Committees until her retirement from the Board of Directors at the end of the Board of Directors meeting held November 23, 2009.

Each of the Audit, Compensation and Governance Committees has adopted and operates under a written charter.  These charters may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance.”

Audit Committee -  Each member of the Audit Committee is financially literate as determined by the Board of Directors.  The Board also determined that John L. Morrison and Terrell K. Crews each is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission (“SEC”).  The duties of the Audit Committee include the following:

•                  Select and evaluate the performance of the independent registered public accounting firm;

•                  Discuss with the internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits;

•                  Ensure that the independent registered public accounting firm is accountable to the Committee and that the firm has no relationship with management or the Company that would impair their independence;

•                  Review and discuss with management and the external auditors the quarterly and annual financial statements of the Company;

•                  Establish procedures for the handling of complaints received by the Company regarding accounting, internal controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•                  Provide an open avenue of communication between the internal auditors, the external auditors, Company management and the Board;

•                  Understand the Company’s key areas of risk and assess the steps management takes to manage such risk; and

•                  Oversee the Company’s Code of Ethical Business Conduct, including assessment of the steps management takes to assure the Company’s compliance with all applicable laws and regulations and corporate policies.

Compensation Committee -   The duties of the Compensation Committee include the following:

•                  Establish compensation arrangements for all officers of the Company;

•                  Engage a compensation consultant to review the Company’s compensation programs;

•                  Make recommendations to the Board regarding incentive compensation and equity-based compensation plans, and administer such plans;

•                  Make recommendations to the Board regarding compensation to be paid to the Company’s directors; and

•                  Establish investment policies for the Company’s defined benefit pension plans, and periodically review investments for consistency with those policies.

Governance Committee -   The duties of the Governance Committee include the following:

•                  Establish criteria for new directors and evaluate potential candidates;

•                  Make recommendations to the Board regarding the composition of Board committees;

•                  Make recommendations to the Board regarding the Lead Director position;

•                  Review the Company’s executive succession plans;

•                  Periodically assess the Company’s Corporate Governance Guidelines, as well as the Company’s adherence to them;

•                  Evaluate objectives and policies regarding the Company’s management of its human resources; and

•                  Oversee the annual evaluation of the Board.

Contingency Committee -   The Contingency Committee considers any matters referred to it by the Board.  Such matters would require the deliberation and decision of disinterested and independent directors.

Board Role in Risk Oversight

The Board of Directors takes an active role in risk oversight.  The Board administers its risk oversight function through the full Board and each of its committees.  Management of the Company, which is responsible for day-to-day risk management, maintains an enterprise risk management (“ERM”) process.  The ERM process is designed to identify and assess the Company’s risks globally, and develop steps to mitigate and manage risks.  The Board receives regular reports on the ERM process.

The Board’s oversight of risk includes engaging in an annual strategic planning retreat with senior management, approving annual operating plans and strategic plans, and approving significant transactions.  In addition, the Board receives regular reports on the Company’s overall business, specific business units and financial results, as well as specific presentations on topics relating to risks and risk management.

The Audit Committee assists the Board with its risk oversight in a variety of areas, including financial reporting, internal controls and legal and regulatory compliance.  The Audit Committee has oversight of the Company’s internal audit function and the Company’s Code of Ethical Business Conduct.  The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans.  The Governance Committee oversees risk in connection with corporate governance practices.  All of these committees make regular reports of their activities to the full Board.

Policy Regarding Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders.  Last year ten directors of the Company attended the Annual Meeting of Stockholders.

Board Communication

Interested parties may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, addressed to:  Brian D. Johnson, Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.  All communications, whether signed or anonymous, will be directed to the Lead Director or the Chair of one of the committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so addressed.

COMPENSATION OF DIRECTORS

In fiscal 2010, the Company provided the following elements of compensation to nonemployee directors:

•                  Annual retainer of $40,000, paid half on February 1 and half on August 1;

•                  Additional retainer of $25,000 per year for Lead Director, paid half on February 1 and half on August 1;

•                  Additional retainer of $8,000 per year for chair of the Audit Committee, paid half on February 1 and half on August 1;

•                  Additional retainer of $5,000 per year for chair of the Compensation and Governance Committees, paid half on February 1 and half on August 1;

•                  Meeting fee of $1,500 for attendance at each regular Board meeting, with $4,500 for attendance at three-day annual strategic planning retreat and Board meeting;

•                  Meeting fee of $500 for attendance by telephone at a special Board meeting;

•                  Meeting fee of $1,000 for attendance in person at each committee meeting;

•                  Meeting fee of $500 for attendance by telephone at each committee meeting;

•                  An award of 2,500 restricted shares of stock on February 1; and

•                  A grant of 4,000 stock options on February 1, with an exercise price equal to the fair market value of one share of the Company’s common stock based on the NYSE closing price at the end of that day ($39.12 on February 1, 2010).  These payments and awards are made on the first business day after February 1 and August 1 if those dates fall on a non-business day.

The award of restricted shares and grant of stock options on February 1, 2010 were made pursuant to the terms of the stockholder-approved 2009 Long-Term Incentive Plan.  Each nonemployee director and the Company entered into a Restricted Stock Award Agreement and a Stock Option Agreement consistent with the 2009 Long-Term Incentive Plan, as applicable.  The restricted shares are subject to a five-year restricted period.  However, the restricted shares vest immediately upon death, disability, or retirement from the Board, subject to a minimum one-year restricted period.  Directors receive declared dividends on, and are entitled to vote, the restricted shares prior to vesting.  The options have a ten-year term and are exercisable six months after the grant date.

Nonemployee directors may defer all or a portion of retainer and meeting fees under the Company’s Nonemployee Director Deferred Stock Plan.  Deferred fees times 105% are credited as stock units under the plan.  The stock units have the same value as Company common stock and receive dividend equivalents.  Stock units become payable in shares of Company common stock following termination of service as a director.

Directors who are employees of the Company receive $100 for each Board meeting they attend.  This meeting fee has remained unchanged since 1934.  Compensation of employee directors is included in the Summary Compensation Table on page 25.

The Compensation Committee reviews the compensation to be paid to the Company’s nonemployee directors.  The Committee uses a compensation consultant, Pearl Meyer & Partners, to provide advice regarding nonemployee director compensation.  The consultant analyzes each element of director compensation and total director compensation for the same peer group of companies which is used to evaluate executive compensation.  See “How Annual Compensation Decisions are Made” on page 22 for a list of these peer companies.  The Committee reviews the consultant’s report of competitive director compensation and determines whether to recommend to the Board a change in the Company’s nonemployee director compensation.  If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change.

After this process was completed in late 2010, the Company’s nonemployee director compensation policy was modified to provide the following elements of compensation to nonemployee directors beginning in fiscal 2011:

•                  Annual retainer of $70,000, paid half on February 1 and half on August 1;

•                  Additional retainer of $25,000 per year for Lead Director, paid half on February 1 and half on August 1;

•                  Additional retainer of $15,000 per year for chair of the Audit and Compensation Committees, paid half on February 1 and half on August 1;

•                  Additional retainer of $10,000 per year for chair of the Governance Committee, paid half on February 1 and half on August 1;

•                  No meeting fee for attendance at Board meetings;

•                  Meeting fee of $1,000 for attendance in person at each committee meeting;

•                  Meeting fee of $500 for attendance by telephone at each committee meeting;

•                  An award of 2,250 restricted shares of stock on February 1, subject to a one-year restricted period; and

•                  A grant of 3,300 stock options on February 1, with an exercise price equal to the fair market value of one share of the Company’s common stock based on the NYSE closing price at the end of that day, a ten-year term and vesting six months after the date of grant.  If the Company effects a two-for-one stock split, as described in Item 2 below, the restricted shares of stock awarded will be increased to 4,500 and the stock options granted will be increased to 6,600.

The modifications of the policy were recommended by the compensation consultant based on competitive director compensation and reflect a move to increased cash payments and reduced equity payments, along with a rebalancing among restricted shares and stock options. Annual nonemployee director compensation is estimated to remain approximately the same in total under the new policy. The Company’s nonemployee director compensation policy was last modified in 2006.

The fiscal 2010 compensation of our nonemployee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2010

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (5)	Option Awards ($)(3) (5)	All Other Compensation ($)(4)	Total ($)
Terrell K. Crews	72,500	97,800	38,120	491	208,911
Luella G. Goldberg	2,500	0	0	27,434	29,934
Susan I. Marvin	60,500	97,800	38,120	11,268	207,688
John L. Morrison	69,500	97,800	38,120	7,062	212,482
Elsa A. Murano	57,000	97,800	38,120	0	192,920
Robert C. Nakasone	61,000	97,800	38,120	13,170	210,090
Susan K. Nestegard	60,000	97,800	38,120	146	196,066
Ronald D. Pearson	60,000	97,800	38,120	0	195,920
Dakota A. Pippins	62,500	97,800	38,120	3,826	202,246
Gary J. Ray	1,500	0	0	0	1,500
Hugh C. Smith	60,000	97,800	38,120	18,502	214,422
John G. Turner	86,000	97,800	38,120	2,753	224,673

(1)                                Consists of annual retainer, additional retainer for Lead Director and committee chairs, and meeting fees.  Includes amounts voluntarily deferred under the Company’s Nonemployee Director Deferred Stock Plan.  Mrs. Goldberg and Mr. Ray retired from the Board of Directors at the end of the Board meeting held November 23, 2009.

(2)                                Consists of the aggregate grant date fair value of 2,500 shares of restricted stock granted to each nonemployee director on February 1, 2010, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Compensation – Stock Compensation) (“FASB ASC Topic 718”).  The grant date fair value is based on the NYSE closing price of our common stock on the grant date.

(3)                                Consists of the aggregate grant date fair value of 4,000 stock options granted to each nonemployee director on February 1, 2010, calculated in accordance with FASB ASC Topic 718.  The grant date fair value is based on the Black-Scholes valuation model.  Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies – Employee Stock Options,” and Note K, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

(4)                                Consists primarily of dividend equivalents paid on stock units under the Company’s Nonemployee Director Deferred Stock Plan.  Also includes matching gifts to educational institutions made by the Company on behalf of directors as follows: Mrs. Goldberg - $11,000; Mr. Nakasone - $10,000; and Dr. Smith - $15,000.  This matching gift program is available to all full-time employees, retired employees, directors and retired directors of the Company.

(5)                                As of October 31, 2010, nonemployee directors held the following number of unexercised stock options and unvested shares of restricted stock:

	Unexercised	Unvested Shares of
	Options	Restricted Stock
Name	(#)	(#)
Terrell K. Crews	13,385	8,366
Susan I. Marvin	4,000	12,500
John L. Morrison	28,667	12,500
Elsa A. Murano	17,700	11,060
Robert C. Nakasone	17,700	11,060
Susan K. Nestegard	5,308	3,318
Ronald D. Pearson	13,385	8,366
Dakota A. Pippins	40,000	12,500
Hugh C. Smith	17,700	11,060
John G. Turner	24,000	12,500

ITEM 2 — PROPOSAL TO

AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND REDUCE THE PAR VALUE TO EFFECT A STOCK SPLIT, AND TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF NONVOTING COMMON STOCK AND PREFERRED STOCK

At present, the Company’s Restated Certificate of Incorporation authorizes the issuance of up to 400,000,000 shares of Common Stock, par value $.0586 per share, 200,000,000 shares of Nonvoting Common Stock, par value $.01 per share, and 80,000,000 shares of Preferred Stock, par value $.01 per share.  As of December 3, 2010, 133,124,485 shares of Common Stock were issued (there were no shares of treasury stock) and 266,875,515 shares of Common Stock were authorized but unissued.  Of these unissued shares, approximately 24,783,749 shares were reserved for issuance under the Company’s stock award and other stock plans.  Accordingly, at December 3, 2010, there were approximately 242,091,766 shares of Common Stock available for general corporate purposes.  No shares of Nonvoting Common Stock or Preferred Stock have been issued.

On November 22, 2010, the Board of Directors of the Company declared it advisable to reclassify the Company’s Common Stock by reducing the par value from $.0586 per share to $.0293 per share and to increase the number of authorized shares of Common Stock from 400,000,000 to 800,000,000 shares in order to effect a two-for-one stock split, as described below.  The Board also declared it advisable to increase the number of authorized shares of Nonvoting Common Stock to 400,000,000 and to increase the number of authorized shares of Preferred Stock to 160,000,000 shares, with no change in the par value of the shares of Nonvoting Common Stock and Preferred Stock.  The additional shares of Common Stock would have rights identical to the currently outstanding Common Stock.  The proposed increase in authorized Common Stock will not affect the ratio of authorized but unissued Common Stock to issued Common Stock.

The Board of Directors believes the stock split will result in a share price which is attractive to a greater number of investors.  The Board recommends the stockholders of the Company approve an amendment to the first paragraph of Article Fourth of the Company’s Restated Certificate of Incorporation to approve the reclassification of the shares of Common Stock and the increases in the authorized shares of Common Stock, Nonvoting Common Stock and Preferred Stock.  A copy of the proposed amendment is included in the Certificate of Amendment of Restated Certificate of Incorporation attached as Exhibit A to this proxy statement, which Certificate of Amendment also sets forth the procedure for the two-for-one stock split.

If the stockholders approve the amendment to the Restated Certificate of Incorporation, and upon the amendment becoming effective (which is intended to occur on February 1, 2011), each stockholder of record on January 31, 2011 will be entitled to receive one additional share of Common Stock, $.0293 par value, for each share of Common Stock already held on that date.  The Company will distribute the additional shares of $.0293 par value Common Stock in uncertificated (book-entry) form on or about February 14, 2011.  Following the reclassification of the Common Stock, the Company will have approximately 266,248,970 shares of Common Stock outstanding.  The Company also will have reserved for issuance the maximum number of shares of Common Stock subject to options and other awards which have been granted or may be granted under the Company’s stock award and other stock plans, which provide that the number of shares of Common Stock reserved for issuance shall be appropriately adjusted in the event of a stock split.

The Board of Directors believes it is in the best interests of the Company to increase the number of authorized shares of Common Stock so as to accommodate the reclassification of the Common Stock and so as to have additional authorized but unissued shares available for issuance by the Board of Directors in connection with any future stock dividends or splits, grants under employee benefit and stock incentive plans, financings, mergers or acquisitions and for other general corporate purposes without the delay and expense associated with convening a special stockholders’ meeting or soliciting stockholders’ written consents.  Aside from the shares currently reserved or to be reserved for issuance under the Company’s stock award and other stock plans, the Board has not authorized the issuance of any additional shares of Common Stock, and there are no current agreements or commitments for the issuance of additional shares.

The Board of Directors also believes it is in the Company’s best interests to increase the number of authorized shares of Nonvoting Common Stock and Preferred Stock in order to maintain relatively proportionate numbers of authorized shares of Preferred Stock to Common Stock, as previously authorized in the Company’s Restated Certificate of Incorporation.  The Company has no present intention to issue any shares of Nonvoting Common Stock or Preferred Stock.  However, the Board of Directors believes that the Company should have the flexibility of having additional shares of Nonvoting Common Stock and Preferred Stock authorized for issuance in the future without further stockholder approval in connection with various general corporate purposes, including stock dividends, stock splits, acquisitions and raising additional capital.

Stockholders’ current ownership of Common Stock will not give them automatic rights to purchase any of the additional authorized shares.  If the proposed amendment to the Restated Certificate of Incorporation is adopted, the additional authorized shares of Common Stock, Nonvoting Common Stock and Preferred Stock will be available for issuance from time to time at the discretion of the Board of Directors without further action by the Stockholders, except where stockholder approval is required by stock exchange requirements or to obtain favorable tax treatment for certain employee benefit plans.  Article Fourth of the Restated Certificate of Incorporation authorizes the Board of Directors, without further stockholder approval, to issue Nonvoting Common Stock having the same dividend and liquidation rights as the Common Stock and to issue Preferred Stock having such designations, powers, preferences and rights as may be determined by the Board of Directors.  Any future issuance of additional authorized shares of Common Stock may, among other things, dilute the earnings per share of the Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued.  The Restated Certificate of Incorporation does not authorize cumulative voting for directors.  Issuance of shares of Nonvoting Common Stock or Preferred Stock would dilute the earnings per share and book value per share of existing shares of Common Stock.  Except as otherwise required by law or the Company’s Restated Certificate of Incorporation, the holders of Nonvoting Common Stock would have no voting rights.  Holders of Preferred Stock would have such voting rights as may be provided for by law and as determined by the Board of Directors.

Although an increase in the authorized shares of Common Stock, Nonvoting Common Stock and Preferred Stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Board of Directors is not proposing the amendment to the Restated Certificate of Incorporation in response to any effort to accumulate the Company’s stock or obtain control of the Company by means of a merger, tender offer, or solicitation in opposition of management.  Also, while the Company has no present intention to issue shares of Preferred Stock in a manner which would have an anti-takeover effect or otherwise, the issuance of Preferred Stock could have certain other anti-takeover effects under certain circumstances.  Since the voting rights to be accorded to any series of Preferred Stock remain to be fixed by the Board of Directors, the holders of Preferred Stock may be authorized by the Board to vote separately as a class in connection with approval of certain extraordinary corporate transactions or be given a large number of votes per share.  Such Preferred Stock could also be convertible into a large number of shares of Common Stock under certain circumstances or have other terms which might render the acquisition of a controlling interest in the Company more difficult or more costly.  Shares of Preferred Stock could be privately placed with purchasers who might side with the management of the Company in opposing a hostile tender offer or other attempt to obtain control.  The issuance of Preferred Stock as an anti-takeover device might preclude stockholders from taking advantage of a situation which might be favorable to their interests.

Article Ninth of the Company’s Restated Certificate of Incorporation requires a 75% stockholder vote for certain transactions with any entity which beneficially owns 5% of the Company’s voting stock and is intended by the Company to have an anti-takeover effect.  The provisions of Article Fourth and Article Ninth of the Restated Certificate of Incorporation could be used in a manner calculated to prevent the removal of management and make it more difficult to obtain or discourage a change in control of the Company.  The Company is not aware of any efforts to accumulate the Company’s securities or to obtain control of the Company and has no present arrangements, understandings or plans concerning the issuance or use of additional authorized shares, other than pursuant to the Company’s stock award or employee benefit plans.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the amendment to the Company’s Restated Certificate of Incorporation set forth in the Certificate of Amendment of Restated Certificate of Incorporation attached as Exhibit A to this proxy statement.  The Board of Directors of the Company recommends a vote FOR the approval of the amendment as being in the best interests of the Company and its stockholders.

AUDIT COMMITTEE REPORT AND

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm.  The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has reviewed and discussed the Company’s fiscal year 2010 audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2010 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2010, for filing with the SEC.

THE AUDIT COMMITTEE

Terrell K. Crews, Chair	Susan K. Nestegard
John L. Morrison	Ronald D. Pearson
Elsa A. Murano

Independent Registered Public Accounting Firm Fees

The following table shows aggregate fees billed to the Company for fiscal years ended October 31, 2010 and October 25, 2009 by Ernst & Young, our independent registered public accounting firm.

	Fiscal 2010	Fiscal 2009
Audit fees	$ 1,322,000	$1,615,400
Audit-related fees	$ 178,000	$171,200
Tax fees	$0	$32,000
All other fees	$0	$0

Audit Fees -   Audit fees are for audit of the Company’s financial statements for fiscal years 2010 and 2009.  Audit fees also include reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees -   Audit-related fees are for services related to the performance of the audit.  These services consist of benefit plan audits.

Tax Fees -   Tax fees are for services related to tax compliance, tax advice and tax planning.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring preapproval of audit and nonaudit services provided to the Company by the independent registered public accounting firm.  The Committee preapproved all of the services performed by Ernst & Young during fiscal years 2010 and 2009.  The Audit Committee approves all audit and nonaudit fees in advance at each quarterly meeting.

ITEM 3 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Ernst & Young as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 30, 2011.  Ernst & Young has served as the Company’s public auditors since 1931.

At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending October 30, 2011.  Stockholder approval of this appointment is not required.  The Board is requesting ratification in order to obtain the views of the Company’s stockholders.  If the appointment is not ratified, the Audit Committee will reconsider its selection.  Representatives of Ernst & Young are expected to be present at the meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate questions.

Ratification of this appointment will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.  The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company’s common stock, as of December 3, 2010, is shown below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Hormel Foundation 301 N. Main Street, Austin, Minnesota 55912-3498	63,767,042(1)	47.90%

(1)                                  The Hormel Foundation (“Foundation”) holds 6,544,806 of such shares as individual owner and 57,222,236 of such shares as trustee of various trusts.  The Foundation, as trustee, votes the shares held in trust.  The Foundation has a remainder interest in all of the shares held in trust.  The remainder interest consists of principal and accumulated income in various trusts.  These interests are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

The Foundation was converted from a private foundation to a public foundation on December 1, 1980.  The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation.  Each member of the Board of Directors of the Foundation has equal voting rights.  Members of the Board of Directors of the Foundation are: Chairman, Richard L. Knowlton, retired Chairman of the Board of Hormel Foods; Vice Chairman, Joel W. Johnson, retired Chairman of the Board of Hormel Foods; Secretary, Steven T. Rizzi, Jr., Attorney, Austin; Treasurer, Jerry A. Anfinson, Certified Public Accountant, Austin; Dr. David C. Agerter, Chief Executive Officer and President of Austin Medical Center - Mayo Health System, Austin; Major Marlys K. Anderson, Officer in Charge, The Salvation Army of Austin; Mark T. Bjorlie, Executive Director, Young Men’s Christian Association, Austin; Dr. Zigang Dong, Director, The Hormel Institute, Austin, representing the University of Minnesota; Jeffrey M. Ettinger, Chairman of the Board, President and Chief Executive Officer of Hormel Foods; Kermit F. Hoversten, Attorney, Austin; David M. Krenz, Superintendent of Austin Public Schools; Mandi D. Lighthizer-Schmidt, Director, United Way of Mower County, Inc.; James R. Mueller, Executive Director, Cedar Valley Services, Inc., Austin; John E. O’Rourke, representing the City of Austin; Gary J. Ray, retired President Protein Business Units of Hormel Foods; Bonnie B. Rietz, former Mayor of the City of Austin; Michael C. Ruzek, representing the Austin Area Foundation; Mahlon C. Schneider, retired Senior Vice President and General Counsel of Hormel Foods; and Robert J. Thatcher, retired Vice President and Treasurer of Hormel Foods, representing the Austin Community Scholarship Committee.

SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company’s common stock by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 25, and all directors and executive officers of the Company as a group as of December 3, 2010, is shown below:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares(1)	Exercisable Options(2)	Percent of Class
Steven G. Binder(3)(4)	51,176	205,000	*
Terrell K. Crews	10,366	13,385	*
Jeffrey M. Ettinger(3)(4)(5)	117,427	982,500	*
Jody H. Feragen(4)	44,920	151,250	*
Ronald W. Fielding(4)	27,066	217,500	*
Susan I. Marvin	46,220	4,000	*
John L. Morrison(3)	22,562	28,667	*
Elsa A. Murano	11,060	17,700	*
Robert C. Nakasone	11,060	17,700	*
Susan K. Nestegard	3,318	5,308	*
Ronald D. Pearson	13,366	13,385	*
Dakota A. Pippins	12,500	40,000	*
Hugh C. Smith	11,060	17,700	*
Robert A. Tegt(4)	34,101	75,000	*
John G. Turner	30,632	24,000	*
All Directors and Executive Officers as a Group (41 persons)(4)	929,699	3,591,470	3.31

* Less than one percent.

(1)                                  Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s common stock have sole voting and investment powers with respect to the shares, and the shares are not subject to any pledge.  Holdings are rounded to the nearest full share.

(2)                                  Consists of shares subject to options exercisable on or within 60 days of December 3, 2010.

(3)                                  Includes the following number of shares of the Company’s common stock beneficially owned by members of their respective households:  Mr. Binder – 48,555; Mr. Ettinger – 474; and Mr. Morrison – 3,500.

(4)                                  Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan A – 401(k), and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

(5)                                  Does not include any shares owned by The Hormel Foundation.  Mr. Ettinger is a member of the Board of Directors of the Foundation.  Mr. Ettinger disclaims beneficial ownership of all shares owned by the Foundation.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

THE COMPENSATION COMMITTEE

John L. Morrison, Chair	Robert C. Nakasone
Terrell K. Crews	Hugh C. Smith
Susan I. Marvin	John G. Turner

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

The Compensation Committee of the Board of Directors establishes and administers the compensation and benefit programs for executive officers.  The Compensation Committee consists exclusively of nonemployee, independent directors.  The Committee uses a compensation consultant, Pearl Meyer & Partners, to provide compensation advice independent of Company executives.  Pearl Meyer & Partners does not provide any additional consulting services to the Company.  The Committee and their consultant work with senior management to implement and monitor the programs the Committee approves.

The Company’s executive compensation programs are designed to achieve two primary goals:

•                  Attract and retain highly qualified executive officers; and

•                  Incent the behavior of executive officers to create stockholder value.

These two goals are achieved by providing a competitive total compensation program that offers competitive “fixed pay” (i.e., base salary and benefits) along with “variable, performance-based pay” designed to reward performance.

Total compensation for executive officers is leveraged toward incentive compensation rather than base salary.  Incentive compensation is comprised of both short-term and long-term incentives.  An appropriate balance of short-term and long-term incentives assures executive officers are properly balancing the need for consistent annual performance with the need for improved performance over a multi-year timeline.  This compensation balance provides both downside risk and upside opportunity for reward based on Company performance.

The Company’s target pay positioning reflects the strong pay-for-performance philosophy.  The Compensation Committee considers several factors in its review and approval of overall target compensation, including individual experience and performance, internal parity, competitive pay levels, and competitive performance.  In addition to reviewing target pay levels, the Committee also considers the range of potential payouts under the various plans as well as the performance/payout time horizon.  As indicated in the table below, target pay levels and incentive plan leverage are designed to create alignment between actual relative pay and relative performance.  The Committee believes this strategy has allowed the Company to attract and retain a skilled, experienced management team, including the named executive officers (“NEOs”) listed in the Summary Compensation Table on page 25, that has delivered strong, consistent financial performance and returns to stockholders.

Pay Component	Performance Factors	Performance Time Horizon	Performance Leverage	% of Total Target Pay for NEOs
Base Salary, Benefits & Perquisites	Individual performance	Base Salary: current Benefits: long-term	Low	15 – 25%
Operators’ Shares	Company EPS	Annual	Low/Moderate	5 - 10%
Annual Incentive Plan	Company and business unit operating profit and asset management	Annual	Moderate/High	20 – 35%
Long-Term Incentive	Relative total shareholder return performance	3-year performance period	Moderate/High	10 – 20%
Stock Options	Stock price growth	4-year vesting; 10-year term	High	25 – 50%

Executive Compensation Programs

Executive officer compensation consists of six parts:

•                  Base Salary;

•                  Operators’ Share Incentive Compensation Plan;

•                  Annual Incentive Plan;

•                  Long-Term Incentives;

•                  Stock Incentives; and

•                  Benefits and Perquisites.

Base Salary

Base salary levels are the fixed portion of the executive compensation package. Base salary levels typically represent less than 25% of an executive officer’s total compensation.  Salary levels are based on a combination of factors.  These factors include competitive pay levels, the executive’s experience and tenure, the executive’s responsibilities, the executive’s performance and the Company’s overall annual budget for merit increases.  In keeping with the Company’s desire for a performance-oriented pay program, base salaries are generally below competitive median levels.

Operators’ Share Incentive Compensation Plan

Why Operators’ Shares?

The Hormel Foods Corporation Operators’ Share Incentive Compensation Plan (“Operators’ Share Plan”) is a short-term incentive.  The basic concept of the Operators’ Share Plan structure has been in place since 1932.  The Operators’ Share Plan currently includes 115 employees.

This annual cash incentive plan rewards employee participants for Company financial performance, as measured by earnings per share (“EPS”).  The concept behind the Operators’ Share Plan is that as the EPS of the Company rises over time, so too the executive’s compensation rises.  Improved EPS, over time, results in an increase in the stock price, which improves stockholder value.

How the Plan Works

Upon initial eligibility for plan participation, an employee receives a grant of Operators’ Shares.  Operators’ Shares are phantom units, not actual shares of stock or the right to receive the value of stock.  Operators’ Shares represent the right to receive cash compensation under the Operators’ Share Plan.

Grants of Operators’ Shares to executive officers are determined by the Compensation Committee.  Grants of Operators’ Shares to management employees other than executive officers are determined by the CEO.  Operators’ Shares are awarded at a level that results in competitive total annual cash compensation relative to market pay levels, taking into consideration length of service and performance.

During the year, participants receive “dividend equivalents.”  These are cash payments equal to declared dividends multiplied by the number of Operators’ Shares held.

Following the end of each fiscal year, the Company calculates each participant’s Operators’ Share Plan award.  This is done by multiplying the Company’s annual EPS by the number of Operators’ Shares identified for that participant.  This award is decreased by the total amount of dividend equivalents paid during the year to determine the final Operators’ Shares payment.

Annual Incentive Program

Why AIP?

For fiscal 2010, the Compensation Committee approved the implementation of the Annual Incentive Program (“AIP”) to be used in conjunction with the Operators’ Share Plan.  The AIP replaces a significant portion of the previous Operators’ Share opportunity.  This new incentive program consists of performance awards made under the stockholder-approved Hormel Foods Corporation 2009 Long-Term Incentive Plan (“LTIP”).   The Committee believes the AIP further aligns performance pay to key drivers of the Company’s financial success.

How the Plan Works

The AIP is an annual cash incentive program that rewards participants for the Company’s financial performance.  Payout under the AIP is based on the achievement of financial goals in relation to the Company’s annual operating plan.  The Chief Executive Officer’s goal is based on earnings before interest and taxes (“EBIT”) for the consolidated Company.  Participants who are heads of one of the Company’s segments (Grocery Products, Refrigerated Foods, Jennie-O Turkey Store, Specialty Foods, and All Other) will have their goal weighted, with two-thirds based on segment profit for their particular segment and one-third based on EBIT for the consolidated Company.  Participants who are heads of one of the business units within a segment (e.g. Meat Products, Foodservice, etc.) will have their goal weighted, with one-third based on profit for their particular business unit, one-third based on segment profit for their segment, and one-third based on EBIT for the consolidated Company.  All other participants will have their goal based on EBIT for the consolidated Company.  Performance goals for EBIT, segment profit, and business unit profit are based on the annual operating plan approved by the Board of Directors.

Target award amounts under the AIP will vary based on the participant’s position within the Company, and are determined by the Compensation Committee of the Board of Directors.  Performance levels at threshold, target, and maximum, and their associated payout levels are established at the beginning of the fiscal year.  Payouts are a percentage of target as follows:

	EBIT/Segment/Business Unit Profit As a % of Plan	Payout as a % of Target
	> 120%	200%
Maximum	120%	200%
Target	100%	100%
Threshold	80%	50%
	< 80%	0%

Awards are interpolated for EBIT, segment and business unit profit between the discreet percentages.

The AIP modifier is a secondary measure applied to the AIP award.

•                  For all participants, excluding executives in Consumer Products Sales (“CPS”) positions, the modifier is based on asset management.  Asset management is calculated as the average measured assets employed (including accounts receivable, inventories, prepaid expenses, intangible assets, property, plant & equipment, investments, and other assets) as a percentage of the annual operating plan.  The asset management modifier may increase or decrease the payout based on EBIT/segment/business unit profit, but cannot zero it out.  Asset management within 95% to 105% of the plan will have no impact on the payout.  Asset management below 95% of the plan will increase the payout by 20%.  Asset management above 105% of the plan will decrease the payout by 20%.

•                  For executives in CPS positions, the modifier is based on the achievement of sales goals.  Performance is measured by sales as a percentage of the annual operating plan.  The CPS sales modifier may increase or decrease the payout based on EBIT/segment/business unit profit, but cannot zero it out.  If sales goals are achieved, there is no impact on the payout.  Performance at or above 115% of the plan will increase the payout by 20%.  Performance at or below 90% of the plan will decrease the payout by 20%.  For performance between 90% and 115% of the plan, the modifier is interpolated between the 20% increase and the 20% decrease.

The maximum payout under the AIP is 200% of the target incentive.  The Compensation Committee retains discretion to reduce the amount of any award payout.

Upon initial eligibility for AIP participation, an employee receives a target annual incentive.  Following the end of each fiscal year, the Company calculates each participant’s AIP award.  The calculation is as follows:

1.               The EBIT/segment/business unit profit payout as a % of target is calculated first.  This is done by utilizing the payout table described above.

2.               The AIP modifier portion of the award is then calculated.  This is done utilizing the AIP modifier procedure described above.

3.               The EBIT/segment/business unit profit payout as a % of target is multiplied by the AIP modifier resulting in the AIP payout percentage.

4.               The target incentive is multiplied by the AIP payout percentage resulting in the AIP award.

For example - CEO AIP award calculation for fiscal 2010:

•                  Mr. Ettinger’s target incentive is $1,710,000

•                  Total Company EBIT payout based on performance

x Total Company asset management modifier performance

= AIP payout percentage of 155%

•                  Mr. Ettinger’s AIP award is:

$1,710,000 target incentive x 155% = $2,650,500

The fiscal 2010 AIP payout percentage varied for the NEOs, based upon the total Company results or their business unit results, as follows:

	Target Incentive	Basis for AIP Incentive Payment	AIP Payout % Including Asset Management Modifier
Jeffrey Ettinger	$1,710,000	100% Total Company	155%
Jody Feragen	$380,000	100% Total Company	155%
Steven Binder	$420,000	67% Refrigerated Foods	150%
		33% Total Company	155%
Ronald Fielding	$420,000	67% Grocery Products	92.5%
		33% Total Company	155%
Robert Tegt	$410,000	67% Jennie-O Turkey Store	200%
		33% Total Company	155%

The Total Company, Refrigerated Foods and Jennie-O Turkey Store business units’ surpassed their EBIT/segment profit goals for fiscal 2010.  Total Company and Refrigerated Foods met their asset management goals.  Jennie-O Turkey Store surpassed its asset management goal.  The resulting payout percentages for these three parts of the business represent this performance.  Jennie-O Turkey Store actually achieved a payout percentage greater than 200%, however, the AIP has a payout cap of 200% which resulted in the payout percentage received by that part of the business.  Grocery Products did not meet its segment profit goal for fiscal 2010; however, it met its asset management goal.  The resulting payout percentage represents this performance.

The Total Company EBIT goal for fiscal 2010 was $581,255,000.   The Total Company’s actual EBIT performance was $642,386,000, resulting in 111% achievement of the EBIT goal.  The Total Company asset goal for fiscal year 2010 was $2,996,479,000.  The Total Company’s actual average measured assets employed were $2,911,193,000, resulting in 97% achievement of the goal.  Since the actual achievement fell within the 95 to 105% range, no payout modifier was applied.

SEC rules provide that the Company does not have to disclose confidential financial information if doing so would result in competitive harm to the Company.  The quantitative factors identified below are all maintained by the Company as confidential and proprietary information.  The Compensation Committee believes disclosure of such information would result in competitive harm to the Company.  Such harm would be caused by factors including the following:

•                  Segment profit targets and business unit profit targets and results are competitively sensitive information that the Company does not publicly disclose;

•                  Segment and business unit asset management targets and results are competitively sensitive information that the Company does not publicly disclose; and

•                  Business unit sales targets and results are competitively sensitive information that the Company does not publicly disclose.

The target-level goals can be characterized as “strong performance,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can be reasonably anticipated that target performance may be achieved, while the threshold goals are more likely to be achieved and the maximum goals represent more aggressive levels of performance.

Long-Term Incentives

Why Long-Term Incentives?

The LTIP is administered by the Compensation Committee and is utilized for the Company’s long-term compensation programs.  The LTIP allows the Compensation Committee to grant Company executive officers different types of performance awards conditioned on achievement of objective performance goals.  LTIP performance awards are designed to provide a small group of key employees selected by the Committee with an incentive to maximize stockholder value.  LTIP performance awards granted in fiscal 2010 provide an additional incentive opportunity based on the Company’s long-term “Total Shareholder Return” performance compared to its peers.  The Committee feels that the relative performance nature of these LTIP awards balances the absolute performance of the stock options, and recognizes the cyclicality of the business.  In other words, if the Company underperforms versus peers in a very strong market, the options may be valuable, but the LTIP awards will be worthless.  Conversely, if the Company outperforms its peers in a very weak market, the options may be worthless, but the LTIP awards would generate a reward.

How the LTIP Awards Work

“Total Shareholder Return” measures the increase in stock price, assuming reinvested dividends.  Each participant, including the NEOs, is given a target dollar award opportunity for the three-year performance period.  The Company’s 31 executive officers received LTIP performance awards in fiscal 2010.  In selecting participants, and the amount of cash incentive which can be earned by each participant, the Compensation Committee considers various factors.  These factors include the nature of the services rendered by the employee, his or her present and potential contributions to the success of the Company, and the LTIP award as a component of competitive total compensation based on market data.

LTIP award opportunities are typically granted annually.  Since the performance cycle for each award is three years, participants can have up to three annual overlapping three-year LTIPs active at any time. If the Company’s actual Total Shareholder Return for the three-year period is at the 50th percentile of the peer group, then participants earn the target award.  If the Company’s actual Total Shareholder Return ranks highest among the peers, then the award payout equals three times the target opportunity.  No award is paid unless actual Total Shareholder Return is above the 25th percentile of the peers.  Awards will be interpolated for Company performance between the discrete points.  The Compensation Committee retains discretion to reduce the amount of any award payout.  The peer group consists of 21 publicly traded companies in the food industry, listed below.

LTIP Peer Companies
Campbell Soup Company	Hershey Foods Corp.	Sara Lee Corporation
Chiquita Brands International, Inc.	J.M. Smucker Company, Inc.	Seaboard Corporation
ConAgra Foods, Inc.	Kellogg Company	Seneca Foods Corporation
Dean Foods Company	Kraft Foods Inc.	Smithfield Foods, Inc.
Del Monte Foods Company	McCormick & Company, Inc.	Tyson Foods Inc.
Flowers Foods, Inc.	Pilgrim’s Pride Corporation
General Mills, Inc.	Ralcorp Holdings, Inc.
H.J. Heinz Company	Sanderson Farms, Inc.

Stock Incentives

Why Stock?

The LTIP also allows the Committee to grant different types of equity awards, including stock options, restricted stock and other stock-based awards.  In general, the Committee uses stock options as the primary form of annual equity award.  The Committee favors stock options because the option structure focuses executives on continued stock price improvement.  Stock option grants typically vest equally over a four year period and have a term of ten years. This extended vesting period and term encourage executives to weigh how business decisions made in the near-term affect the Company’s long-term stock price performance.

The Compensation Committee also has built a safeguard into administration of the plan.  Stock options are granted annually, effective as of the first Tuesday of December, except for stock option grants to the CEO.  This practice ensures that option grant dates cannot be manipulated for a more favorable strike price.  The Committee determined to make the CEO’s stock option grants effective the same date as the nonemployee directors’ option grants, February 1, 2010.  This date was chosen as it is a fixed date which falls shortly after conclusion of the annual CEO evaluation process.  Options are always granted at the market price of the Company’s stock at the date of grant.  Options thus provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised.  Options are intended to provide long-term compensation tied specifically to increases in the price of the Company’s stock, thereby aligning the financial interests of executives and stockholders.

The Company’s officers are expected to hold Company stock with a value equivalent to 1.5 to 5 times their five year average annual base salary, depending on position.   See “Stock Ownership Guidelines” on page 6 for more information on the Company’s stock ownership guidelines.  Once officers achieve their stock ownership guidelines, there are no other stock holding requirements.

How Awards are Determined

During 2010, 174 members of senior management received a stock option grant.  The Compensation Committee determines, with the assistance of its outside consultant, the amount of options to be granted to executive officers, including the CEO.  The CEO adds his input and recommendations regarding grants to executives (other than himself) and other eligible employees.  The Committee reviews such recommendations and determines all final option grants to all eligible employees.

Option awards generally reflect the Compensation Committee’s assessment of the influence an employee’s position has on stockholder value.  The number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO.  The Committee’s determination of option grants in fiscal 2010 and in past years took into consideration a number of factors.  These factors include past grants to the individual, total compensation level (relative to other executives and relative to market data), contributions to the Company during the last completed fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.

Clawback Policy

The Committee has adopted a “clawback” policy which provides for recoupment of incentive compensation in certain circumstances. If the Company restates its reported financial results for reasons other than a restatement required by a change in applicable accounting standards, the Board will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement and, to the extent practicable under applicable law, the Company will seek to recover or cancel any such awards which were awarded as a result of achieving performance targets that would not have been met under the restated financial results.

Pension Plan

The Company maintains noncontributory defined benefit pension plans covering substantially all salaried employees.  Pension benefits for salaried employees are based upon the employee’s highest five years of compensation (as described below) of the last 10 calendar years of service and the employee’s length of service.

The Salaried Employees Pension Plan (“Pension Plan”) provides an annual pension benefit based on the base benefit and supplemental benefit.  The base benefit is 0.95% of the average annual compensation multiplied by the years of benefit service, limited to 40 years, at retirement.  The supplemental benefit is 0.65% of average annual compensation less covered compensation multiplied by the years of benefit service, limited to 35 years.  Average annual compensation is the average of the highest five years of compensation of the last ten completed calendar years at retirement.  For this purpose, annual compensation consists of base salary, Operators’ Share Plan payments and Annual Incentive Plan payments.  Covered compensation is derived from a published table based on year of birth that averages the maximum social security wage bases during the participant’s working life.

The earliest eligible retirement age is 55 years, after completion of 15 years of service.  The base benefit is discounted 0.5% for every month retirement occurs before age 62.  However, an employee may retire with 30 years of service after attaining age 60 and avoid the discount on the base benefit.  The supplemental benefit is multiplied by an adjustment factor which increases from 0.48 at age 55 to 1.00 at age 65.

Supplemental Executive Retirement Plan

Why have a SERP?

The Hormel Supplemental Executive Retirement Plan (“SERP”) provides an annual pension benefit to a select group of management, including all NEOs, based on the same pension formula as the Pension Plan.  The SERP bases the benefit on compensation that is not allowable in the Pension Plan.  Such compensation includes amounts over the qualified plan compensation limit, currently $245,000, restricted stock awards, and deferrals to nonqualified deferred income plans.  Rather than adding a different measure of value, the SERP merely restores the value executives lose under the Pension Plan (described above) due to government limitations.

Nonqualified Deferred Compensation Plan

Why have a NQDCP?

In the same way that the SERP eliminates the government-imposed limitations on the Pension Plan, the nonqualified deferred compensation plan, the Executive Deferred Income Plan (“NQDCP”), eliminates the government-imposed limitations on the Company’s 401(k) plan.  The Company’s NQDCP permits eligible employees, including all NEOs, to annually defer certain compensation.  This compensation includes base salary, Operators’ Shares dividend equivalents and year-end payments, AIP payments, and long-term incentive payments.  The Company may make discretionary contributions to the participant’s deferral accounts.

Deferrals of cash compensation are credited with deemed investment gains and losses.  Similar to a 401(k) plan, the participant may choose from a number of investments, none of which provide above-market interest rates.  Payments under the NQDCP are made on the date(s) selected by each participant in accordance with the terms of the plan or on such other date(s) as specified in the plan.  Payments relating to deferrals of cash compensation are paid in cash.

In connection with the NQDCP, the Company has created a grantor trust, commonly known as a “rabbi trust.”  The Company is under no obligation to further fund this trust and would do so only at its discretion.  The assets of the trust will be used to pay benefits under the plan, but the assets of the trust are subject to the claims of general creditors of the Company.

The Compensation Committee believes that the SERP and the NQDCP together provide a competitive retirement package for executives that is consistent with the retirement benefits provided to all Company employees.

Survivor Income Protection Plan

Why have a SIPE?

The Hormel Survivor Income Plan for Executives (“SIPE”) is provided in addition to the life insurance plan which is available to all salaried employees.  As with the qualified pension plans, there are limits on the levels of insurance provided under the broad-based plan.  The Company offers the SIPE to provide a death benefit commensurate with the income levels of the participants.  The SIPE is available to a designated group of management employees, including all NEOs.

The SIPE pays a benefit to the employee’s spouse or dependent child of 60% of average salary (based on a five-year average) for up to 20 years if the eligible employee died while actively employed.  If the payment is made to a beneficiary instead of a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or 20 years (for participants joining the SIPE prior to 2000).  If the eligible employee died after retirement, payment to the spouse or dependent child is 1% per year of service up to 40% of average salary for 15 years.  If the payment is made to a beneficiary, not to a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or ten years (for participants joining the SIPE prior to 2000).  The SIPE was amended in fiscal 2009 to discontinue the post-retirement benefit for new officers effective on or after October 26, 2009.

Perquisites

The Company provides limited perquisites to its executive officers.  The Company maintains two corporate aircraft, but executive use of the aircraft is strictly limited to business purposes.

The Company maintains a condominium in Vail, Colorado.  The condominium is made available to 140 members of senior management as a vacation destination.  The taxable value, according to IRS regulations, of the use of this property is charged as taxable income to the employee.

The Company provides cars to executive officers.  Due to business travel needs, the Company has chosen to provide a Company car in lieu of paying mileage for the use of a personal vehicle.  The annual taxable value, according to IRS regulations, of the vehicle is charged as taxable income to the employee.

The Company provides a designated group of managers, including executive officers, an annual medical physical.  Assuring these key managers are in good health minimizes the chance business operations will be interrupted due to an unexpected health condition.

How Annual Compensation Decisions are Made

The Compensation Committee reviews and approves recommendations for pay changes for the CEO, each of his 11 direct reports and a group of 19 additional executive officers who hold key positions within the Company.  Each year, the Committee asks its outside consultant to update the competitive analysis for each of these positions.

For the NEOs, the consultant develops “market consensus” data using both a peer group of companies similar to the Company in size and industry (listed below) and a combination of several compensation surveys.  The use of peer group data (1) provides the Compensation Committee with more specific information regarding market practices than is available from surveys and (2) allows the Committee to compare the Company’s relative pay positioning in relation to the Company’s relative performance positioning to ensure a proper pay-for-performance alignment.  The use of survey data (1) provides information based on specific position responsibilities rather than pay level and (2) provides pay information for positions that fall below the NEOs.  The consultant works with the Company’s Vice President - Human Resources to ensure a proper understanding of the roles, responsibilities and revenue scope of each position reviewed.

Hormel Foods Pay and Performance Peer Group

Campbell Soup Company
Chiquita Brands International, Inc.
ConAgra Foods, Inc.
Dean Foods Company
Del Monte Foods Company
General Mills, Inc.
H.J. Heinz Company
Hershey Foods Corp.
J.M. Smucker Company, Inc.
Kellogg Company

McCormick & Company, Inc.
PepsiAmericas, Inc.
Pilgrim’s Pride Corporation
Sanderson Farms, Inc.
Sara Lee Corporation
Seaboard Corporation
Seneca Foods Corporation
Smithfield Foods, Inc.
Tyson Foods Inc.

	Hormel
2009/2010 Data ($ in millions)	Foods	25th Percentile	Median	75th Percentile
Revenues	$6,534	$3,671	$7,088	$11,180
Market Capitalization	$5,940	$1,934	$5,561	$9,432

The companies in this Pay and Performance Peer Group are different than the LTIP Peer Companies because the purpose of each list is different.  The Pay and Performance Peer Group consists of food companies which are more similar in size to the Company.  This makes them a better match to use for compensation comparison purposes.  The LTIP Peer Companies are a broader group of food companies which are publicly traded, allowing for determination of total shareholder return.  Since total shareholder return is not dependent on company size, a broader group of companies can be included.   This broader group assures there will be a sufficient number of comparison companies at the end of the three-year LTIP performance cycle if some of the companies are eliminated by acquisition, bankruptcy, or similar events.

Upon completing the competitive analysis, the consultant provides the Compensation Committee with a report of the relative pay and performance findings.  Based on the results of this analysis, the Committee discusses strategic goals for the program and establishes broad parameters for annual pay decisions, including desired changes in overall pay mix.  The consultant then works with the CEO and the Committee Chair to develop an initial set of recommendations for annual pay decisions, consistent with the guidelines established by the Committee.  The consultant presents preliminary recommendations to the CEO and Chair based on each executive’s market positioning and relative internal positioning.  The CEO and Chair then modify those recommendations based on their assessment of each individual’s performance and contribution.  The initial results are then submitted to the Committee for review and discussion.  Based on the Committee discussion, modifications are made to the initial recommendations, as appropriate, and the Committee approves the final recommendations at a subsequent meeting.  The CEO does not participate in the Committee’s process for establishing the CEO’s compensation.

For fiscal year 2010, the Compensation Committee approved salary increases, changes to Operators’ Shares grants, AIP award target amounts, LTIP award target amounts and stock option grants for the NEOs and other key executives.

Mr. Ettinger received an increase to his total cash compensation (base salary and annual incentive) opportunity of 4.4% over the previous year.  Mr. Ettinger’s target long term compensation (LTIP and stock options) was not changed from the previous year.  At target performance, his total direct compensation (total cash compensation plus long term compensation) will be between the 50th and 75th percentile.

Ms. Feragen received a greater than normal increase to her total cash compensation opportunity of 6.2%.  Ms. Feragen’s target long term compensation was not changed from the previous year.  At target performance, her total direct compensation will be between the 50th and 75th percentile.

Mr. Fielding received an increase to his total cash compensation opportunity of 4.6% over the previous year.  Mr. Fielding’s target long term compensation was not changed from the previous year.  At target performance, his total direct compensation will be slightly above 75th percentile.

Mr. Binder is in the second year of performing his expanded job responsibilities.  The annual increase to his target total cash compensation opportunity was 4.6%.  The stock option grant portion of Mr. Binder’s target long term compensation was increased.  This was done to recognize his expanded duties and his performance of these duties.  At target performance, his total direct compensation will be between the 50th and 75th percentile.

Mr. Tegt is in the second year of performing the duties of his new position.  The annual increase to his target total cash compensation opportunity was 5.1%.  Mr. Tegt’s target long term compensation was not changed from the previous year.  At target performance, his total direct compensation will be slightly above 75th percentile.

The Compensation Committee considers the positioning of NEO compensation appropriate in light of the experience, expertise, responsibilities and performance of these five individuals.

Tax Deductibility

Compensation decisions for our executive officers are made with full consideration of the tax implications, including deductibility under Section 162(m) of the Internal Revenue Code.  Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1 million annually, but excludes “performance-based compensation” from this limit.

Our stockholders have approved the Company’s Operators’ Share Plan and LTIP for the purpose of qualifying those plans as performance-based compensation under Section 162(m).  The Compensation Committee believes that compensation paid pursuant to these plans will be deductible, except for dividend equivalents paid under the Operators’ Share Plan.  Such dividends may not be deductible in full for any NEO in a given year.

ANALYSIS OF RISK ASSOCIATED WITH OUR COMPENSATION PLANS

In making decisions regarding compensation program design and pay levels, our Compensation Committee and senior management consider many factors, including any potential risks to the Company and its stockholders.  Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe the Company’s compensation plans are appropriately structured and are not reasonably likely to have a material adverse effect on the Company.

Senior management, with the oversight of the Committee, implements and administers the compensation program for all employees of the Company other than the executive group.

The Committee, with the assistance of its independent outside consultant, oversees all aspects of the executive compensation program including:

•                  Approval of the companies included in the peer group for comparison purposes;

•                  Review and approval of threshold, target and performance goals for short- and long-term incentives;

•                  Approval of all equity grants; and

•                  Approval of all pay actions for senior executives (currently 31 incumbents).

Specifically, the Committee notes the following design features that mitigate potential risk:

1.              Our short-term variable pay consists of two programs that provide a strong balance of performance measures:

•                  The Operators’ Share Plan rewards absolute company-wide EPS performance.  The plan ties all participants to the results of the total company and the award levels are not subject to budget “negotiations”;

•                  The AIP rewards the achievement of operating income and asset management relative to Committee-approved goals;

•                  The inclusion of asset management discourages decisions designed to boost short-term results;

•                  Including both company-wide and division measures creates a balance between focus on overall results and a tangible pay-for-performance relationship for division executives; and

•                  The cap on annual payouts mitigates the risk of excessive rewards for temporary, unsustainable results.

2.              Our long-term incentive structure consists of two programs that balance absolute and relative shareholder value creation over a multi-year period:

•                  The LTIP performance awards program rewards relative total shareholder return over a three-year performance period;

•                  The relative nature of the measurement mitigates the risk of overpayment for absolute performance that lags industry expectations;

•                  The Stock Option grants vest over a four-year period and provide reward for the achievement of absolute stock price performance;

•                  Multi-year vesting of options mitigates the risk that executives can reap excessive rewards from temporary stock price increases;

•                  In addition, executives (and directors) are subject to stock ownership guidelines, which require minimum stock holdings for the duration of the executives’ employment; and

•                  Further, the multi-year nature of both plans also serves as a retention tool, mitigating the risk of unwanted executive turnover.

COMPENSATION OF NAMED EXECUTIVE OFFICERS (NEOs)

The following tables and narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefit programs.  The table below presents compensation for each of the last three fiscal years for individuals who served as Chief Executive Officer and Chief Financial Officer and for the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey M. Ettinger	2010	989,430	-	-	3,335,500	4,580,091	1,488,089	57,416	10,450,526
Chairman, President	2009	956,040	-	-	2,366,000	2,903,175	915,123	56,049	7,196,387
and Chief Executive Officer	2008	912,075	-	-	3,120,000	3,526,180	318,487	56,586	7,933,328
Jody H. Feragen	2010	413,400	-	-	668,250	1,218,609	238,213	34,977	2,573,449
Executive Vice President and	2009	380,920	-	-	411,000	648,945	123,122	32,605	1,596,592
Chief Financial Officer	2008	337,000	-	-	676,000	609,932	40,429	36,137	1,699,498
Steven G. Binder	2010	335,075	-	-	490,050	1,199,391	436,288	37,171	2,497,975
Executive Vice President	2009	318,530	-	-	246,600	592,400	381,189	41,282	1,580,001
Ronald W. Fielding	2010	348,145	-	-	490,050	1,038,391	328,403	36,277	2,241,266
Executive Vice President	2009	333,170	-	-	301,400	669,438	244,022	39,282	1,587,312
	2008	319,825	-	-	572,000	1,033,993	19,689	41,701	1,987,208
Robert A. Tegt	2010	322,005	-	-	356,400	1,154,364	775,517	52,411	2,660,697
Group Vice President	2009	307,045	-	-	219,200	574,989	417,308	44,169	1,562,711

(1)                                Includes amounts voluntarily deferred under the Company’s Tax Deferred Investment Plan A - 401(k) and the Executive Deferred Income Plan.

(2)                                Consists of the aggregate grant date fair value of stock options granted during the fiscal year, calculated in accordance with FASB ASC Topic 718.  The grant date fair value is based on the Black-Scholes valuation model.  Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies - Employee Stock Options,” and Note K, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

(3)                                For fiscal 2010, consists of Operators’ Share Incentive Compensation Plan and Annual Incentive Program payments earned in fiscal 2010, the majority of which were paid subsequent to fiscal year end, and payouts under the October 13, 2008 to June 17, 2010 LTIP performance awards, as shown in the first table below.  For the LTIP performance period ended June 17, 2010, the Company’s Total Shareholder Return was at the 54.5 percentile, resulting in a payout at 109% of the target awards.  For fiscal 2009, consists entirely of Operators’ Share Incentive Compensation Plan payments earned in such fiscal year, the majority of which was paid subsequent to fiscal year end.  For fiscal 2008, consists of Operators’ Share Incentive Compensation Plan payments earned in fiscal 2008, the majority of which was paid subsequent to fiscal year end, and payouts for the October 31, 2005 to October 26, 2008 LTIP performance period paid subsequent to fiscal year end, as shown in the second table below. Includes amounts voluntarily deferred under the Executive Deferred Income Plan.

Name	Fiscal 2010 Operators’ Share Plan Payment ($)	Fiscal 2010 AIP Payment ($)	LTIP (10/08 – 6/10) Payout ($)	Fiscal 2010 Total Non-Equity Incentive Plan Compensation ($)
Jeffrey M. Ettinger	620,500	2,650,500	1,309,091	4,580,091
Jody H. Feragen	138,700	589,000	490,909	1,218,609
Steven G. Binder	153,300	637,000	409,091	1,199,391
Ronald W. Fielding	153,300	476,000	409,091	1,038,391
Robert A. Tegt	109,500	758,500	286,364	1,154,364

Name	Fiscal 2008 Operators’ Share Plan Payment ($)	LTIP (10/05 – 10/08) Payout ($)	Fiscal 2008 Total Non-Equity Incentive Plan Compensation ($)
Jeffrey M. Ettinger	1,343,680	2,182,500	3,526,180
Jody H. Feragen	276,640	333,292	609,932
Ronald W. Fielding	401,310	632,683	1,033,993

(4)                                 Consists of the annual increase in the actuarial present value of accumulated benefits under the Pension Plan and the SERP.  In accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 30. The NEOs had no above-market or preferential earnings on deferred compensation.

(5)                                 All other compensation, including perquisites and other personal benefits, consists of the following:

ALL OTHER COMPENSATION

Name	Year	Joint Earnings Profit Sharing ($)(a)	Director Fees ($)(b)	Company 401k Match ($)(c)	Use of Company Car ($)(d)	Financial Planning ($)(e)	Use of Company Properties ($)(f)	Air Lounge Member -ship ($)(g)	Physical Exams ($)(h)	Life & Health Insurance ($)(i)	Total ($)
Jeffrey M. Ettinger	2010	41,625	600	900	11,982	-	-	-	2,309	-	57,416
	2009	40,537	600	900	11,733	-	-	-	2,279	-	56,049
	2008	38,249	600	900	11,424	3,000	-	373	2,040	-	56,586
Jody H. Feragen	2010	17,716	600	900	9,897	-	-	298	5,566	-	34,977
	2009	16,316	600	900	11,805	-	-	298	2,686	-	32,605
	2008	14,470	600	900	7,812	3,000	4,176	298	4,881	-	36,137
Steven G. Binder	2010	14,175		900	14,053	-	3,969	320	2,101	1,653	37,171
	2009	13,578	-	900	11,461	-	4,467	298	8,930	1,648	41,282
Ronald W. Fielding	2010	14,730		0	13,275	-	-	208	6,470	1,594	36,277
	2009	14,104	-	900	16,286	-	-	208	6,175	1,609	39,282
	2008	13,438	-	900	14,628	3,000	2,386	-	5,836	1,513	41,701
Robert A. Tegt	2010	13,620		900	17,038	-	-	405	19,754	694	52,411
	2009	13,052	-	900	17,202	-	-	405	11,929	681	44,169

(a)                                 Consists of Joint Earnings Profit Sharing distributions for each fiscal year that were authorized and paid subsequent to fiscal year end.  Company Joint Earnings Profit Sharing distributions may be authorized by the Board of Directors in its discretion based on Company profits.  The total amount of Company distributions declared available to all participants by the Board is allocated in the same proportion as each person’s base weekly wage bears to the total base wage for all eligible persons.  Distributions to the NEOs are calculated using the same formula as is used for all eligible employees.  Distributions to the NEOs include both a contribution to the Joint Earnings Profit Sharing Trust and a Joint Earnings profit sharing cash payment.

(b)                                 Consists of employee director fee payments of $100 for each Board of Directors meeting attended.

(c)                                  Consists of Company matching payments under the Hormel Tax Deferred Investment Plan A - 401(k).  This matching payment, in the same amount, is available to all other eligible employees.

(d)                                 Consists of the aggregate incremental cost to the Company of a vehicle provided to the NEO for business and personal use.   This cost includes the depreciation expense of the vehicle, and insurance, license, fuel and maintenance costs.

(e)                                  In fiscal 2008 the Company made a one time final payment of $3,000 to executives to apply against financial planning expenditures and then discontinued this perquisite.

(f)                                   Consists of the aggregate incremental cost to the Company of use of a Company-owned condominium in Vail, Colorado.  This cost is the total costs of the property allocated between the two units in the condominium and then divided by the number of weeks the units are available for use.  Costs of the property include property management, insurance, utilities, remodeling, repairs and property taxes.

(g)                                  Consists of reimbursements paid by the Company for air travel lounge membership expenditures.  Such expenditures are allocated evenly over the term of the membership.

(h)                                 Consists of costs of physical medical examinations paid by the Company.

(i)                                     Consists of Company contributions to a life insurance program.  This program is available to all other eligible employees with benefits proportional to annual compensation.

The following table describes each stock option and non-equity incentive plan award made to an NEO in fiscal 2010.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2010

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of	Exercise or	Grant Date Fair Value of Stock
		Award Approval	Operators’ Shares(1)	Threshold	Target	Maximum	Securities Underlying Options	Base Price of Option Awards	and Option Awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	($/Sh.)	($)
Jeffrey M.		1/8/2010(1)	212,500		537,625
Ettinger		1/8/2010(2)		855,000	1,710,000	3,420,000
	2/1/2010(3)	1/8/2010					350,000	39.12	3,335,500
		7/26/2010 (4)		400,000	800,000	2,400,000
Jody H.		11/23/2009(1)	47,500		120,175
Feragen		11/23/2009(2)		190,000	380,000	760,000
	12/1/2009(3)	11/23/2009					75,000	38.25	668,250
		7/26/2010 (4)		150,000	300,000	900,000
Steven G.		11/23/2009(1)	52,500		132,825
Binder		11/23/2009(2)		210,000	420,000	840,000			490,050
	12/1/2009(3)	11/23/2009					55,000	38.25
		7/26/2010 (4)		125,000	250,000	750,000
Ronald W.		11/23/2009(1)	52,500		132,825
Fielding		11/23/2009(2)		210,000	420,000	840,000			490,050
	12/1/2009(3)	11/23/2009					55,000	38.25
		7/26/2010 (4)		125,000	250,000	750,000
Robert A.		11/23/2009(1)	37,500		94,875
Tegt		11/23/2009(2)		205,000	410,000	820,000			356,400
	12/1/2009(3)	11/23/2009					40,000	38.25
		7/26/2010 (4)		87,500	175,000	525,000

(1)                             The “Operators’ Shares” column discloses the number of Operators’ Shares granted to each NEO for fiscal 2010.  The “target” column shows the estimated possible Operators’ Share payment for fiscal 2010 based on fiscal 2009 EPS of $2.53.  In accordance with SEC rules, this estimated possible payment is based on the previous fiscal year’s performance since the fiscal 2010 EPS results are not determinable when the award is made at the beginning of fiscal 2010.  The actual Operators’ Share payment earned in fiscal 2010 for each NEO based on fiscal 2010 EPS of $2.92 was paid subsequent to fiscal year end and is included under “Non-Equity Plan Incentive Compensation” in the Summary Compensation Table on page 25.  See “Operators’ Share Incentive Compensation Plan” on page 17 for a description of Operators’ Shares.

(2)                                 Consists of AIP performance awards granted in fiscal 2010. These awards include target amounts and are subject to threshold and maximum payouts under the AIP.  The actual AIP payment earned in fiscal 2010 for each NEO was paid subsequent to fiscal year end and is included under “Non-Equity Plan Incentive Compensation” in the Summary Compensation Table on page 25.  See “Annual Incentive Program” on page 18 for a description of the AIP and AIP payouts for fiscal 2010.

(3)                                 Consists of stock options granted under the Company’s 2009 Long-Term Incentive Plan.  These options vest at 25% per year on the anniversary of the grant date.  The grant date fair value is included under “Option Awards” in the Summary Compensation Table on page 25.    See Potential Payments Upon Termination on page 31 for a discussion of how equity awards are treated under various termination scenarios.

(4)                                 Consists of LTIP performance awards made in fiscal 2010. The performance period is June 4, 2010 through the 20th trading day after the Company’s 2nd fiscal quarter 2013 earnings release, ending June 30, 2013 at the latest.  The actual cash amounts payable at the end of the performance period under these LTIP performance awards, if any, cannot be determined because the amount earned will be based on the Company’s future performance and the future performance of the peer group.  See “Long-Term Incentives” on page 20 for a description of the LTIP awards and potential payouts for LTIP awards.

The following table summarizes the total outstanding equity awards as of October 31, 2010 for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR END

OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date
Jeffrey M. Ettinger	45,000		$26.93	12/2/2013
	125,000		$30.07	12/7/2014
	250,000		$32.74	12/6/2015
	187,500	62,500	$38.71	12/5/2016
		100(3)	$37.41	1/8/2017
	150,000	150,000	$40.14	12/4/2017
	87,500	262,500	$30.39	2/2/2019
		350,000	$39.12	2/1/2020
Jody H. Feragen	20,000		$32.74	12/6/2015
	33,750	11,250	$38.71	12/5/2016
		100(3)	$37.41	1/8/2017
	32,500	32,500	$40.14	12/4/2017
		56,250	$25.26	12/2/2018
		75,000	$38.25	12/1/2019
Steven G. Binder	45,000		$30.07	12/7/2014
	45,000		$32.74	12/6/2015
	33,750	11,250	$38.71	12/5/2016
		100(3)	$37.41	1/8/2017
	22,500	22,500	$40.14	12/4/2017
	11,250	33,750	$25.26	12/2/2018
		55,000	$38.25	12/1/2019
Ronald W. Fielding	45,000		$30.07	12/7/2014
	45,000		$32.74	12/6/2015
	33,750	11,250	$38.71	12/5/2016
		100(3)	$37.41	1/8/2017
	27,500	27,500	$40.14	12/4/2017
	13,750	41,250	$25.26	12/2/2018
		55,000	$38.25	12/1/2019
Robert A. Tegt	10,000		$32.74	12/6/2015
	15,000	5,000	$38.71	12/5/2016
		100(3)	$37.41	1/8/2017
	10,000	10,000	$40.14	12/4/2017
	10,000	30,000	$25.26	12/2/2018
		40,000	$38.25	12/1/2019

(1)                                 Stock option grants generally vest in four equal annual installments, starting with one-fourth of the grant vesting on the first anniversary of the grant date.  The stock options have a term of ten years.  The grant date is thus ten years prior to the option expiration date shown in this table.   Specific vesting dates are listed in the footnotes 2 and 3 below. See Potential Payments Upon Termination on page 31 for a discussion of how equity awards are treated under various termination scenarios.

(2)                                 The table below shows the vesting schedule for all unexercisable options except for the universal options described in footnote 3.  These options vest on the anniversary of the grant date in the year indicated.  For example, the December 1, 2009 option grant for Ms. Feragen vested as to 18,750 shares on December 1, 2010 and will vest as to 18,750 shares on each of December 1, 2011, December 1, 2012 and December 1, 2013.

VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS

Name	Option Grant Date	Vested in December 2010	Will Vest in 2011	Will Vest in 2012	Will Vest in 2013	Will Vest in 2014
Jeffrey M. Ettinger	12/5/2006	62,500
	12/4/2007	75,000	75,000
	2/2/2009	0	87,500	87,500	87,500
	2/1/2010	0	87,500	87,500	87,500	87,500
Jody H. Feragen	12/5/2006	11,250
	12/4/2007	16,250	16,250
	12/2/2008	18,750	18,750	18,750
	12/1/2009	18,750	18,750	18,750	18,750
Steven G. Binder	12/5/2006	11,250
	12/4/2007	11,250	11,250
	12/2/2008	11,250	11,250	11,250
	12/1/2009	13,750	13,750	13,750	13,750
Ronald W. Fielding	12/5/2006	11,250
	12/4/2007	13,750	13,750
	12/2/2008	13,750	13,750	13,750
	12/1/2009	13,750	13,750	13,750	13,750
Robert A. Tegt	12/5/2006	5,000
	12/4/2007	5,000	5,000
	12/2/2008	10,000	10,000	10,000
	12/1/2009	10,000	10,000	10,000	10,000

(3)                                 The universal stock options vest upon the earlier of (1) the Company’s stock price closing at $50 or higher for five consecutive trading days, or (2) January 8, 2012.  If the Company effects a two-for-one stock split, as described in Item 2 above, the $50 stock price in clause (1) of the universal stock options vesting provision will change to $25.

The following table summarizes the option awards exercised during fiscal 2010 for each of the NEOs.

OPTION EXERCISES FOR FISCAL 2010

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)
Jeffrey M. Ettinger	-	-
Jody H. Feragen	51,250	784,700
Steven G. Binder	70,000	1,231,600
Ronald W. Fielding	152,000	2,405,390
Robert A. Tegt	19,500	249,255

(1)                                 Amount is the difference between the market price (NYSE prior day closing price) of the Company stock at the time of exercise and the exercise price of the options.

The following table shows present value of accumulated benefits that NEOs are entitled to under the Pension Plan and SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeffrey M. Ettinger	Pension Plan SERP	20-11/12 20-11/12	318,272 3,969,263	0 0
Jody H. Feragen	Pension Plan SERP	10-1/12 10-1/12	187,832 393,740	0 0
Steven G. Binder	Pension Plan SERP	31-4/12 31-4/12	504,129 1,355,646	0 0
Ronald W. Fielding(1)	Pension Plan SERP	16-10/12 16-10/12	351,782 982,796	0 0
Robert A. Tegt(1)	Pension Plan SERP	37-6/12 37-6/12	843,710 1,330,202	0 0

(1)                                 Mr. Fielding and Mr. Tegt are eligible for early retirement under both the Pension Plan and the SERP.   Early retirement provisions of these plans are described under “Pension Plan” on page 21 and “Supplemental Executive Retirement Plan” on page 21.

In accordance with SEC rules, the present value of accumulated benefits that NEOs are entitled to under these plans was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note H, “Pension and Other Post-retirement Benefits,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.  The material terms of these plans are described under “Pension Plan” on page 21 and “Supplemental Executive Retirement Plan” on page 21.

The following table shows information about each NEO’s participation in the Company’s Executive Deferred Income Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 31, 2010 ($)(1)
Jeffrey M. Ettinger	854,546	-	331,800	-	3,807,021
Jody H. Feragen	504,545	-	95,898	-	2,071,428
Steven G. Binder	28,420	-	83,154	-	941,655
Ronald W. Fielding	50,984	-	145,776	457,984	3,490,168
Robert A. Tegt	-	-	31,984	-	782,967

(1)                                 The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current and prior years:

Name	Amount of Fiscal 2010 Contributions and Earnings Reported as Compensation in Fiscal 2010 Summary Compensation Table ($)	Amounts in “Aggregate Balance at October 31, 2010” Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
Jeffrey M. Ettinger	854,546	2,134,190
Jody H. Feragen	504,545	1,329,700
Steven G. Binder	28,420	621,957
Ronald W. Fielding	50,984	2,323,502
Robert A. Tegt	-	620,765

The material terms of the Company’s Executive Deferred Income Plan are described under “Nonqualified Deferred Compensation Plan” on page 22.

POTENTIAL PAYMENTS UPON TERMINATION

Our executive officers do not have employment or severance agreements with the Company.  Consequently, no executive officer has any right to cash severance of any kind.

Our stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  All options vest immediately upon death or disability of the executive;

•                  Retirement results in the continued vesting of options per the original vesting schedule;

•                  Voluntary termination of employment results in the continued vesting of options per the original vesting schedule, but all options expire three months after such termination;

•                  Upon a change in capital structure of the Company, including a change in control of the Company, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of options or permitting the exchange of options for a cash payment or substitute options; and

•                  Options are forfeited immediately upon termination for cause or breach of a confidentiality or noncompete agreement, both as determined by the Compensation Committee.  All NEOs have signed a confidentiality agreement.  Of the NEOs, Ms. Feragen and Mr. Fielding have signed a noncompete agreement which prohibits them from working on competing products for a competitor of the Company for one year following termination of employment.

Our universal stock option award granted on January 8, 2007 includes the following provisions for vesting or forfeiture upon termination of employment:

•                  Options vest immediately upon death;

•                  Retirement results in the continued vesting of options per the original vesting schedule; and

•                  Unvested options are forfeited immediately upon termination for any reason other than death or retirement.

Our LTIP performance award agreements include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  Death results in calculation of an award as if the performance period ended on the date of death and payment to the employee’s beneficiary of a prorated amount based on the employee’s actual period of employment during the performance period;

•                  Change in control of the Company results in calculation of an award as if the performance period ended on the date change in control occurred and payment to the employee of that award without proration;

•                  Retirement or disability results in a payment after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment; and

•                  Termination of employment for any reason other than retirement, disability or death results in forfeiture of all award rights.

The following table shows the potential payment of LTIP performance awards and the potential value of unexercisable stock option awards for the NEOs upon death, retirement, disability, or change in control of the Company as of October 31, 2010.

POTENTIAL PAYMENTS UPON TERMINATION AT FISCAL 2010 YEAR END

	Death	Retirement or Disability			Change in Control
	Potential	Potential Value or Payment ($)(1)(3)			Potential
	Value or Payment	Threshold	Target	Maximum	Value or Payment
Name	($)(1)(2)	($)	($)	($)	($)(1)(2)(4)
Jeffrey M. Ettinger
Stock Options	7,775,101	7,775,101	7,775,101	7,775,101	7,775,101
LTIP award (10/08-6/11)	1,036,500	300,000	600,000	1,800,000	1,382,000
LTIP award (6/09-6/12)	444,150	188,000	376,000	1,128,000	945,000
LTIP award (6/10-6/13)	193,480	56,000	112,000	336,000	1,382,000
Total	9,449,231	8,319,101	8,863,101	11,039,101	11,484,101

Jody H. Feragen
Stock Options	2,007,189	2,007,189	2,007,189	2,007,189	2,007,189
LTIP award (10/08-6/11)	388,500	112,500	225,000	675,000	518,000
LTIP award (6/09-6/12)	166,850	70,500	141,000	423,000	355,000
LTIP award (6/10-6/13)	72,520	21,000	42,000	126,000	518,000
Total	2,635,059	2,211,189	2,415,189	3,231,189	3,398,189
Steven G. Binder
Stock Options	1,331,139	1,331,139	1,331,139	1,331,139	1,331,139
LTIP award (10/08-6/11)	324,000	93,750	187,500	562,500	432,000
LTIP award (6/09-6/12)	138,650	58,750	117,500	352,500	295,000
LTIP award (6/10-6/13)	60,480	17,500	35,000	105,000	432,000
Total	1,854,269	1,501,139	1,671,139	2,351,139	2,490,139
Ronald W. Fielding
Stock Options	1,514,989	1,514,989	1,514,989	1,514,989	1,514,989
LTIP award (10/08-6/11)	324,000	93,750	187,500	562,500	432,000
LTIP award (6/09-6/12)	138,650	58,750	117,500	352,500	295,000
LTIP award (6/10-6/13)	60,480	17,500	35,000	105,000	432,000
Total	2,038,119	1,684,989	1,854,989	2,534,989	2,673,989
Robert A. Tegt
Stock Options	1,021,301	1,021,301	1,021,301	1,021,301	1,021,301
LTIP award (10/08-6/11)	226,500	65,625	131,250	393,750	302,000
LTIP award (6/09-6/12)	97,290	41,125	82,250	246,750	207,000
LTIP award (6/10-6/13)	42,280	12,250	24,500	73,500	302,000
Total	1,387,371	1,140,301	1,259,301	1,735,301	1,832,301

(1)           Stock options are valued based on the difference between the $45.92 closing price of the Company’s stock on October 29, 2010, the last trading day of the fiscal year, and the applicable exercise price of the stock options.  Amounts shown for stock options represent the value of all unexercisable options. Exercisable options would not be affected by this termination event.

(2)           Payments for LTIP performance awards upon death or change in control of the Company are based on actual Company performance through October 31, 2010.  Such awards upon death are prorated based on employment from the beginning of the performance period through October 31, 2010.

(3)           Retirement or disability results in a payment for LTIP performance awards after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment.  These columns thus show the potential threshold, target and maximum payments for such awards, each prorated based on employment from the beginning of the performance period through October 31, 2010.  The actual payment would not be determined until after the performance period end date for each award.

(4)           For this table, it is assumed that the Compensation Committee exercised its discretion to accelerate vesting of all options upon a change in control of the Company.  Alternative assumptions which provide the same result are that the Committee exercised its discretion to permit the exchange of options for a cash payment or substitute options, in either case with a value equal to the difference between the closing price of the Company’s stock on October 29, 2010 (the last trading day of the fiscal year) and the applicable exercise price of the stock options.

Following termination of employment for any reason, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under the plans in which they participate. The value of those benefits are set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”

Upon termination of employment caused by the death of an executive officer, the SIPE would provide a death benefit to the executive’s survivors.  The value of those benefits is described under “Survivor Income Protection Plan” on page 22.

ITEM 4 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing stockholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act.  Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”).  On October 18, 2010, the SEC issued proposed rules to implement the requirements of Exchange Act Section 14A.  These proposed rules have not been adopted as final rules by the SEC as of the date of this proxy statement. However, the SEC confirmed in its proposed rules that the Dodd-Frank Act requires the advisory vote on executive compensation for annual meetings taking place on or after January 21, 2011, despite the lack of final rules.

The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement.  The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management, as described under “Analysis of Risk Associated With Our Compensation Plans” on page 24. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years.

The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests. The Compensation Discussion and Analysis section starting on page 16 provides a more detailed discussion of the executive compensation programs.

The Compensation Committee believes the Company’s executive compensation programs have been effective at incenting the achievement of outstanding financial performance and superior returns to stockholders.  Fiscal 2010 net earnings exceeded the Company’s goal and were a record $395.6 million, or $2.92 diluted EPS, up from $2.53 diluted EPS a year earlier. Net sales for fiscal 2010 exceeded the Company’s goal and totaled $7.2 billion, up 11 percent from the prior year.  This financial performance led to superior returns to the Company’s stockholders. The Company’s stock performance for the year represented a 26% return, well above the Standard & Poor’s 500 Packaged Foods Index return of 19% and double the return generated by the Dow Jones Industrial Average and Standard & Poor’s 500 Index.  In November 2010, the Company announced an $.18 per share (21.4%) increase to its annual dividend rate, making the new dividend $1.02 per share.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Hormel Foods Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 annual meeting proxy statement.

This advisory vote on executive compensation is not binding on the Company’s Board of Directors.  However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.  The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure, set forth in this proxy statement.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

ITEM 5 – ADVISORY VOTE ON FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is also providing stockholders an advisory vote on the frequency with which the Company’s stockholders shall have the advisory vote on executive compensation provided for in Item 4 above.  For convenience, in this Item 5 the stockholders’ advisory vote on executive compensation provided for in Item 4 above is referred to as the “say-on-pay vote”.  The SEC confirmed in its proposed rules to implement Exchange Act Section 14A that the Dodd-Frank Act requires the advisory vote on the frequency of the say-on-pay vote for annual meetings taking place on or after January 21, 2011, despite the lack of final rules.

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every year, every two years, or every three years.  In addition, stockholders may abstain from voting. The Dodd-Frank Act requires the Company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

The Board of Directors believes a biennial frequency (i.e., every two years) is the optimal frequency for the say-on-pay vote.  A say-on-pay vote every two years strikes the right balance between having the vote too frequently with an annual vote and being less responsive to stockholders with a vote every third year.  A vote every two years provides stockholders and advisory firms the opportunity to evaluate the Company’s compensation program on a more thorough, longer-term basis than an annual vote.

The Board believes an annual say-on-pay vote would not allow for changes to the Company’s compensation program to be in place long enough to evaluate whether the changes were effective.  For example, if the say-on-pay vote in January 2011 led to changes to the compensation program being made in November 2011, at the beginning of the next fiscal year, those changes would be in place only a few months before the next annual say-on-pay vote would take place in January 2012.  For a related example, even if changes were made to the compensation program shortly after a say-on-pay vote in January 2011, those changes would be in place only for the last half of fiscal 2011 and the first few months of fiscal 2012 before the next annual say-on-pay vote would take place in January 2012.

Conversely, waiting for a say-on-pay vote once every three years may allow an unpopular pay practice to continue too long without timely feedback.  A say-on-pay vote every two years is also sensitive to stockholders who have interests in many companies and may not be able to devote sufficient time to an annual review of pay practices for all of their holdings.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Hormel Foods Corporation determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement is:

Choice 1 – every year;

Choice 2 – every two years;

Choice 3 – every three years; or

Choice 4 – abstain from voting.

This advisory vote on the frequency of the say-on-pay vote is not binding on the Company’s Board of Directors.  However, the Board of Directors will take into account the result of the vote when determining the frequency of future say-on-pay votes.

The choice among the four choices included in the resolution which receives the highest number of votes will be deemed the choice of the stockholders.  The Board of Directors recommends a vote FOR A BIENNIAL FREQUENCY (i.e., CHOICE 2 - EVERY TWO YEARS) for which stockholders shall have an advisory vote on the compensation of the Company’s NEOs set forth in the Company’s proxy statement.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.  Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation.  Stockholders may choose among the four choices included in the resolution set forth above.

RELATED PARTY TRANSACTIONS

During fiscal year 2010, employees of the Company provided administrative services to The Hormel Foundation, which beneficially owns more than five percent of the Company’s common stock.  The Foundation paid the Company $163,935 for such services, reimbursing the Company for its fully allocated cost for the employee time expended.

The Board of Directors has adopted a written related party transaction policy.  This policy applies to all transactions that qualify for disclosure under Item 404(a) of Regulation S-K of the Exchange Act.  Information about transactions involving related persons is reviewed by the Audit Committee.  Related persons include Company directors and executive officers, as well as their immediate family members.  If a related person has a direct or indirect material interest in any Company transaction, then the Audit Committee would decide whether or not to approve or ratify the transaction.  The Audit Committee will use any process and review any information that it determines is appropriate.  All related person transactions will be disclosed in accordance with SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, executive officers, and any persons holding more than ten percent of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC and the NYSE.  This requirement is contained in Section 16(a) of the Exchange Act.  Specific due dates for these reports have been established.  The Company is required to disclose in this proxy statement any failure to file by those dates during fiscal 2010.

In making this disclosure, the Company has relied on the representations of its directors and officers and copies of the reports that they have filed with the SEC.  Based on those representations and reports, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than ten percent stockholders were met, except that Mr. Douglas R. Reetz filed one late Form 4 report due to administrative oversight.

VIEWING AND DELIVERY OF PROXY MATERIALS

Viewing of Proxy Materials Via The Internet - We are able to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the Internet or go directly to www.ematerials.com/hrl to register your consent. You will continue to have the option to vote your shares by mail, telephone or the Internet.

Delivery of Proxy Materials - Only one Notice of Internet Availability of Proxy Materials or only one copy of our annual report and proxy statement are being delivered to multiple stockholders sharing an address, unless the Company received contrary instructions from one of the stockholders.  If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement, as applicable, this year or in future years, please call 507-437-5944 or mail a request to Brian D. Johnson, Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.

If your household currently receives multiple copies of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement and you wish to receive only a single copy, please contact the transfer agent with the names in which all accounts are registered and the one account for which you wish to receive mailings.  The transfer agent is Wells Fargo Bank, N.A., who may be contacted at P.O. Box 64874, St. Paul, Minnesota 55164-0874, or by phone at 1-877-536-3559.  This will not affect dividend check mailings.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder intending to present a proposal at the 2012 Annual Meeting of Stockholders must deliver the proposal to the Company by August 23, 2011, in order to have the proposal considered for inclusion in the Company’s proxy statement and the form of proxy for that meeting.

The Company’s Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as Directors for consideration at the Annual Meeting of Stockholders.  These requirements apply whether or not the proposal or nomination is requested to be included in the proxy statement and proxy.  The requirements include a written notice to the Corporate Secretary to be received at the Company’s principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting. For business or nominations intended to be brought to the 2012 Annual Meeting of Stockholders, the notice deadline is November 2, 2011.  Stockholder proposals or director nominations submitted after this date may not be presented at the 2012 Annual Meeting of Stockholders.

OTHER MATTERS

The management of the Company does not know of any matters to be presented at the meeting other than those identified above. If other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

By Order of the Board of Directors

BRIAN D. JOHNSON
Corporate Secretary

December 21, 2010

Exhibit A

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION

Hormel Foods Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of the Company held November 22, 2010, a resolution was duly adopted setting forth a proposed amendment to the Company’s Restated Certificate of Incorporation (the “Amendment”) declaring the Amendment to be advisable and directing that the Amendment be submitted for consideration at the Company’s next annual meeting of stockholders, pursuant to Section 242 of the General Corporation Law of the State of Delaware.

The portion of the resolution setting forth the Amendment is as follows:

RESOLVED, that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of this Corporation, as heretofore amended, be amended to read in its entirety as follows:

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,360,000,000 shares, divided into three classes consisting of 800,000,000 shares of Common Stock, par value $.0293 per share (“Common Stock”), 400,000,000 shares of Nonvoting Common Stock, par value $.01 per share (“Nonvoting Common Stock”) and 160,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”).

SECOND:  That in addition to setting forth said amendment, the Board’s November 22, 2010 resolution further provided:

FURTHER RESOLVED, that, for the purpose of reclassifying the shares of Common Stock of the par value of $.0586 each of this Corporation into shares of Common Stock of the par value of $.0293 each authorized by the foregoing amendment, the Certificate of Amendment to the Restated Certificate of Incorporation of this Corporation embodying said amendment shall contain the following additional provisions:

Two shares of $.0293 par value Common Stock shall be deemed to be issued and outstanding or in treasury immediately upon said amendment becoming effective by filing a Certificate of Amendment with the Delaware Secretary of State, which is intended to occur on February 1, 2011 (the “Effective Date”) for each share of $.0586 par value Common Stock issued and outstanding or in treasury at the close of business on January 31, 2011 (the “Record Date”).  Such reclassification shall be effected as follows:

1)              Each certificate representing shares of $.0586 par value Common Stock issued and outstanding or in treasury at the close of business on the Record Date shall on and after the Effective Date, until surrendered for transfer or for a new certificate or certificates, represent the same number of shares stated in said certificate of $.0293 par value Common Stock.  Upon surrender of such certificate or certificates, this Corporation shall issue a new certificate or certificates representing the same number of shares of $.0293 par value Common Stock.

2)              Promptly after the Effective Date, each holder of $.0586 par value Common Stock at the close of business on the Record Date shall have the right to receive that number of shares of $.0293 par value Common Stock which is equal to the number of shares of $.0586 par value Common Stock which said holder held at the close of business on the Record Date, and this Corporation shall issue such shares in uncertificated (book-entry) form on or about February 14, 2011 (the “Distribution Date”).

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Jeffrey M. Ettinger, its Chairman of the Board of Directors, and attested by Brian D. Johnson, its Corporate Secretary, this 1st day of February, 2011.

HORMEL FOODS CORPORATION

By:
Chairman of the Board of Directors

Attest:
Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 P.M. Eastern Time Sunday, January 30, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. HORMEL FOODS CORPORATION 1 HORMELPLACE AUSTIN, MN 55912-3680 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 1:00 P.M. Eastern Time Sunday, January 30, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717. ADMISSION TICKET Annual Meeting of Stockholders Monday, January 31, 2011 8:00 p.m. CST Richard L. Knowlton Auditorium Austin High School 300 NW 4th Street Austin, MN 55912 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Doors open at 6:00 p.m. Enter at South end of building M28378-P03816 KEEP THIS PORTION FOR YOUR RECORDS DETACH ANDRETURN THIS PORTION ONLY THIS PROXY CARD IS VALIDONLYWHEN SIGNEDAND DATED. HORMEL FOODS CORPORATION The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4. 1. Elect a board of 12 directors: The Board of Directors recommends you vote FOR the following proposals: For Against Abstain Nominees: 2. Vote on a proposal to amend the Company’s Restated Certificate of Incorporation to increase the authorized Common Stock from 400 million to 800 million shares and to reduce the par value from $.0586 to $.0293 per share, in order to effect a two-for-one split of the Company’s Common Stock, to increase the authorized Nonvoting Common Stock from 200 million to 400 million shares, and to increase the authorized Preferred Stock from 80 million to 160 million shares. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 30, 2011. Vote on a non-binding resolution to approve the compensation of the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company's 2011 annual meeting proxy statement. 1a. Terrell K. Crews For Against Abstain 1b. Jeffrey M. Ettinger 1c. Jody H. Feragen 1d. Susan I. Marvin 3. 1e. John L. Morrison 1f. Elsa A. Murano, Ph.D. 4. 1g. Robert C. Nakasone 1h. Susan K. Nestegard 1i. Ronald D. Pearson The Board of Directors recommends you vote for 2 years: 1Year 2Years 3Years Abstain 1j. Dakota A. Pippins 5. Vote on a non-binding resolution to determine the frequency (whether annual, biennial or triennial) with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation. 1k. Hugh C. Smith, M.D. 1l. John G. Turner 6. Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES FORDIRECTORS, FORITEMS 2, 3 AND 4, AND FOR2 YEARS FORITEM 5. Signature (Joint Owners) Date Signature [PLEASE SIGNWITHIN BOX] Date

SHARES COVERED BY THIS PROXY CARD ARE EXPLAINED BELOW Your signature on this proxy card will appoint a proxy for shares held in your record account for which you are designating and directing a proxy. Your signature will also serve as a voting direction to Wells Fargo Bank, N.A., if you hold shares in the Employee Stock Purchase Plan, to vote those shares, in person or by proxy, as designated herein. If you would like to access the proxy materials electronically next year, go to the following internet address: www.proxyvote.com. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M28379-P03816 HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 proxy and voting direction HORMEL FOODSCORPORATION Proxy Voting and Direction This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint Jeffrey M. Ettinger, Jody H. Feragen, Brian D. Johnson or a majority thereof present, or if only one be present, then that one, with full power of substitution, and hereby authorize them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record on December 3, 2010 at the Annual Meeting of Stockholders to be held on January 31, 2011, or any adjournment thereof. This proxy also functions as a voting direction to the trustee of the employee plan(s) in which Hormel Foods stock was held for your account on December 3, 2010. Please refer to the explanation above. Continued and to be signed on reverse side

M28399-P03816 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. HORMEL FOODS CORPORATION *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on January 31, 2011. HORMEL FOODS CORPORATION 1 HORMEL PLACE AUSTIN, MN 55912-3680 Meeting Information See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Type: Annual Meeting For holders as of: December 3, 2010 Date: January 31, 2011 Time: 8:00 p.m. CST Location: Richard L. Knowlton Auditorium - Austin High School 300 NW 4th Street Austin, MN 55912

M28400-P03816 How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. . XXXX XXXX XXXX Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 17, 2011 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. Before You Vote How to Access the Proxy Materials NOTICE AND PROXY STATEMENT ANNUAL REPORT Proxy Materials Available to VIEW or RECEIVE: . XXXX XXXX XXXX . XXXX XXXX XXXX

Voting Items M28401-P03816 2. Vote on a proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized Common Stock from 400 million to 800 million shares and to reduce the par value from $.0586 to $.0293 per share, in order to effect a two-for-one split of the Company’s Common Stock, to increase the authorized Nonvoting Common Stock from 200 million to 400 million shares, and to increase the authorized Preferred Stock from 80 million to 160 million shares. The Board of Directors recommends you vote for 2 years: 1a. Terrell K. Crews 1. Elect a board of 12 directors: Nominees: The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4. The Board of Directors recommends you vote FOR the following proposals: 1b. Jeffrey M. Ettinger 1c. Jody H. Feragen 1d. Susan I. Marvin 1e. John L. Morrison 1f. Elsa A. Murano, Ph.D. 1g. Robert C. Nakasone 1h. Susan K. Nestegard 1i. Ronald D. Pearson 1j. Dakota A. Pippins 1k. Hugh C. Smith, M.D. 1l. John G. Turner 3. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 30, 2011. 4. Vote on a non-binding resolution to approve the compensation of the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company's 2011 annual meeting proxy statement. 5. Vote on a non-binding resolution to determine the frequency (whether annual, biennial or triennial) with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation. *** Please use this notice card as your ADMISSION TICKET .*** 6. Such other business as may properly come before the meeting or any adjournment thereof.

Voting Items M28402-P03816 2. Vote on a proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized Common Stock from 400 million to 800 million shares and to reduce the par value from $.0586 to $.0293 per share, in order to effect a two-for-one split of the Company’s Common Stock, to increase the authorized Nonvoting Common Stock from 200 million to 400 million shares, and to increase the authorized Preferred Stock from 80 million to 160 million shares. The Board of Directors recommends you vote for 2 years: 1a. Terrell K. Crews 1. Elect a board of 12 directors: Nominees: The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4. The Board of Directors recommends you vote FOR the following proposals: 1b. Jeffrey M. Ettinger 1c. Jody H. Feragen 1d. Susan I. Marvin 1e. John L. Morrison 1f. Elsa A. Murano, Ph.D. 1g. Robert C. Nakasone 1h. Susan K. Nestegard 1i. Ronald D. Pearson 1j. Dakota A. Pippins 1k. Hugh C. Smith, M.D. 1l. John G. Turner 3. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 30, 2011. 4. Vote on a non-binding resolution to approve the compensation of the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company's 2011 annual meeting proxy statement. 5. Vote on a non-binding resolution to determine the frequency (whether annual, biennial or triennial) with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation. 6. Such other business as may properly come before the meeting or any adjournment thereof.

M28403-P03816